SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 16, 2018
10:00 a.m.
TO OUR STOCKHOLDERS:
The 2018 Annual Meeting of Stockholders of Align Technology, Inc. (“Align”) will be held on Wednesday, May 16, 2018, at 10:00 a.m. Pacific Daylight Time at Align’s corporate headquarters located at 2820 Orchard Parkway, San Jose, California 95134.
Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
We are once again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact of our annual meeting. On or about April 5, 2018, we mailed to our beneficial and registered stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. The Notice also contains instructions on how you can request and receive a printed paper copy of the Proxy Statement, Proxy Card and Annual Report.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote via the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting over the Internet or by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person.
Thank you for your ongoing support of, and continued interest in, Align Technology, Inc.

Sincerely,

ALIGN TECHNOLOGY, INC.

Roger E. George
Senior Vice President, Corporate and Legal Affairs

TABLE OF CONTENTS	Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION	1
Q: Why Am I Receiving These Materials?	1
Q: What Information Is Contained In These Materials?	1
Q: Why did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Full Set of Proxy Materials?	1
Q: Can I Vote my Shares by Filling Out and Returning the Notice of Internet Availability of Proxy Materials?	1
Q: Who Can Vote At The Annual Meeting?	1
Q: What Is The Difference Between Holding Shares Directly Or As A Beneficial Owner, In Street Name?	1
Q: How Do I Vote?	2
Q: What If I Don’t Give Specific Voting Instructions?	2
Q: Can I Change Or Revoke My Vote?	3
Q: What are we Voting on and what Vote Is Required To Approve Each Item?	3
Q: What Constitutes A Quorum?	3
Q: Who Will Bear The Cost Of Soliciting Votes For The Annual Meeting?	4
Q: Who Will Count The Vote?	4
Q: What Is The Company’s Website Address?	4
Q: Where Can I Find The Voting Results Of The Meeting?	4
Q: What if multiple stockholders share the same address?	4
Q: Is There Any Information That I Should Know Regarding Future Annual Meetings?	4
PROPOSAL ONE ELECTION OF DIRECTORS	5
Nominees	5
Information Concerning The Nominees	6
Corporate Governance Policies And Practices	10
Director Independence	15
Stockholder Communications With Board	15
Director Compensation	15
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	17
Fees To PricewaterhousecCoopers LLP For 2017 and 2016	18
Audit Committee’s Policy Of Pre-Approval Of Audit And Permissible Non-Audit Services	18
REPORT OF THE AUDIT COMMITTEE OF THE BOARD	19
PROPOSAL THREE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	21
EQUITY COMPENSATION PLAN INFORMATION	23
EXECUTIVE COMPENSATION	24
Compensation Discussion And Analysis	24
Compensation Committee of the Board Report	38
Summary Compensation Table For Fiscal Year Ended 2017	39
Grants Of Plan-Based Awards For Fiscal Year Ended 2017	40
Outstanding Equity Awards At Fiscal 2017 Year End	42
Option Exercises And Stock Vested During Fiscal Year Ended 2017	45
Potential Payment Upon Termination Or Change Of Control	46
PRINCIPAL STOCKHOLDERS	51
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	53
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	54
OTHER MATTERS	55
APPENDIX A	A-1

i

ALIGN TECHNOLOGY, INC.
2820 Orchard Parkway
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Pacific Daylight Time, on Wednesday, May 16, 2018

Place	Corporate Headquarters, 2820 Orchard Parkway, San Jose, California 95134

Items of Business
1. To elect the ten (10) directors named in this proxy statement
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2018
3. To conduct an advisory (non-binding) vote on executive compensation
4. To consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	Only stockholders who owned shares of our common stock at the close of business on March 21, 2018 are entitled to vote.

Meeting Admission
All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. If you attend, please know that you may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Voting
Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or by telephone. If you received a paper copy of a proxy card by mail, you may submit your proxy for the annual meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled General Information - How do I vote?  in the proxy statement.

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on the Internet on or about April 5, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 16, 2018. The proxy statement and Align Technology, Inc.'s Annual Report on Form 10-K are available electronically at http://www.viewproxy.com/aligntech/2018.

PROXY STATEMENT SUMMARY
This summary highlights selected information contained in this Proxy Statement. It does not contain all the information you should consider and as such we urge you to carefully read the Proxy Statement in its entirety prior to voting. For additional information, please review the Align’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
MEETING AGENDA AND VOTING RECOMMENDATIONS

Item		Voting Standard	Vote Recommendation	Page Reference
1	Annual Election of Directors	Majority of votes cast	FOR each nominee	5
2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	17
3	Advisory Vote on Named Executive Officer Compensation	Majority of votes cast	FOR	21

DIRECTOR NOMINEES
You are being asked to vote on the election of these 10 directors. Each member of our Board of Directors is elected annually by majority voting. All directors other than Mr. Prescott and Mr. Hogan are independent.

					Committee Memberships*
Name	Age	Director Since	Primary Occupation	Independent?	AC	CC	NCGC	TC
Joseph M. Hogan	60	2015	President & CEO, Align Technology, Inc.	No
Kevin J. Dallas	54	2018	Corporate Vice President, Artificial Intelligence & Intelligent Cloud Business Development, Microsoft Corporation	Yes				X
Joseph Lacob	62	1997	Managing Partner & CEO of The Golden State Warriors	Yes			C	X
C. Raymond Larkin, Jr. (1)	69	2004	Principal of Group Outcome LLC	Yes			X
George J. Morrow	66	2006	Retired, EVP of Worldwide Sales & Marketing, Amgen, Inc.	Yes		C	X
Thomas M. Prescott	62	2002	Retired, President & CEO, Align Technology, Inc.	No				X
Andrea L. Saia	60	2013	Retired, Global Head of Vision Care, Novartis AG	Yes	X	X		X
Greg J. Santora	66	2003	Retired, CFO, Shopping.com	Yes	C	X
Susan E. Siegel	57	2017	CEO, GE Ventures	Yes			X	X
Warren S. Thaler	55	2004	Consultant, Gund Investment Corporation	Yes	X		X	X

(1)	Mr. Larkin is Chairman of the Board of Directors
*AC = Audit; CC = Compensation; NCCG = Nominating and Corporate Governance; TC= Technology; X = Member; C = Chair

CORPORATE GOVERNANCE HIGHLIGHTS
We recognize the importance of corporate governance as a component of providing long-term stockholder value. Since the last Annual Meeting of Stockholders, we have continued to review and update our corporate governance practices to ensure that our policies are aligned with stockholder interests and corporate governance best practices.

Independence	Best Practices
8 of 10 director nominees are independent	Double trigger for all cash compensation arrangement in event of change of control for all executives
Independent Chairman of the Board has strong role with significant governance responsibilities	Stock ownership requirements for directors and executives that are reviewed annually.
Separate CEO and Chairman of the Board roles	Independent directors meet without management present
The Audit, Compensation and Nominating and Governance Committees are each comprised wholly of independent directors	Insider Trading Policy prohibits officers, directors and employees from engaging in hedging transactions or pledging Align's securities as collateral for loans

Accountability	Risk Oversight
Annual election of directors	Board oversight of our overall risk management infrastructure
Majority voting in uncontested elections	Committee oversight of certain risks related to each committee's area of responsibility
Annual performance self-evaluations by Board and committees
Ongoing Board refreshment - increased the size of our Board to ten directors and appointed a new director, Kevin J. Dallas, to fill the newly created vacancy. Mr. Dallas will stand for election at the Annual meeting

FISCAL 2017 PERFORMANCE HIGHLIGHTS

	2017	Year over Year Growth
Total Net Revenues	$1.5B	+36.4%
Clear Aligner*	$1.3B	+36.6%
Scanners & Services	$164.2M	+35.1%
Invisalign Shipments	931.0K	+31.4%

*Clear aligner revenue includes revenues from Invisalign clear aligners and SmileDirectClub, non-Invisalign aligners

Strong Revenue Growth and Record Net Revenues

2017 net revenues were a record $1.5 billion, a 36.4% increase from 2016. This revenue growth was driven by record Invisalign revenue, which surpassed the billion dollar mark for the first time ever, and record iTero scanner revenues. These results reflect continued progress and execution of our four strategic growth drivers which focus on: driving international expansion; increasing Orthodontist utilization of Invisalign treatment, especially with teenagers; enabling General Practitioner ("GP") dentists to treat or refer more Invisalign cases; and generating consumer demand from millions of people worldwide and connecting them with an Invisalign doctor.
RRecord Invisalign Case Shipments and Strong Growth Trend

In 2017, we shipped a record 931.0 thousand Invisalign cases, an increase of 31.4% compared to 2016. This growth rate reflects:

•
44.9% volume growth from International doctors led by growth from China and our core Europe, Middle East and Africa ("EMEA") markets. In total, international volume represented 38% of worldwide Invisalign case shipments.

•
24.3% volume growth from North American doctors driven by continued adoption of Invisalign treatment by orthodontists, especially for teenage patients, and GP dentists as seen in record annualized Invisalign treatment utilization of 46.6 cases and 8.2 cases per doctor, respectively.

•	In 2017, a total of 237.5 thousand teenagers, or 26% of total Invisalign volume started treatment with Invisalign clear aligners, a 40.4% increase from 2016.

v

Operating Margin

Full year operating income of $353.6 million, or 24.0% of revenue.

Key Announcements

The following list highlights our key announcements over the past year:

•
Expanded restorative digital workflow solutions for iTero Element® scanner to include iTero Chairside CAD, a chairside prosthetics design software application that will support same-day dentistry as part of collaboration with exocad GmbH.

•	Reached our 1 millionth Invisalign® Teen patient and our 5 millionth Invisalign® patient milestones.

•
Signed distribution agreement with Glidewell Dental for the iTero Element® intraoral scanning system in North America with glidewell.io™ In-Office Solution, a chairside restorative ecosystem designed to simplify the process of prescribing and delivering laboratory-quality dental restorations.

•	Opened the first Invisalign® store pilot in San Francisco to help consumers connect with an Invisalign® provider to improve their smile with Invisalign® treatment.

•	Awarded nearly $300,000 to researchers at universities in North America, Europe and Asia Pacific as part of Align's Research Award Program to support clinical and scientific dental research.

•	Signed distribution agreement with Patterson Dental for iTero Element® intraoral scanning system in U.S. and Canada.

•	Opened the first Invisalign® Treatment Planning Facility in Chengdu, China to support customers in the region.

•	Launched TimeLapse technology for digital scan comparisons and ability to complete a scan in as little as 1 minute as part of a software upgrade for the iTero Element® intraoral scanners.

•	Received U.S. Patents for SmartTrack material, an innovative multi-layer polymer that delivers more gentle, constant force to improve control of tooth movements with Invisalign® clear aligners.

•	Achieved over 1 million scans submitted with iTero Element® scanner since its introduction in 2015.

•
Introduced Invisalign® Teen with mandibular advancement feature, the first clear aligner solution for Class II correction in growing tween and teen patients. (Not yet available in the U.S., pending FDA approval).

•	Expanded digital implant workflow options for the iTero® intraoral scanner with Nobel Biocare implants and ELOS Medtech scan bodies.

Return of Capital to Stockholders

In 2017, we generated $438.5 million cash flow from operations and repurchased $103.8 million of our common stock, or approximately 600 thousand shares of common stock. This reduced our average diluted shares outstanding by 0.7%.

FISCAL 2017 EXECUTIVE COMPENSATION HIGHLIGHTS

Our 2017 executive compensation program was designed after consideration of Align's outstanding 2016 business and financial performance. Our executive compensation program emphasizes performance-based pay as shown below. See further explanation in the Executive Summary of the Compensation Discussion & Analysis on page 24 of the Proxy Statement.

Base Salary	Cash Incentive Awards (Bonus)
Annual base pay that is fixed. In 2017, we increased the base salary of the CEO by 3% and the base salaries of the other NEOs by approximately 7%.	Cash-based incentive compensation that is variable. The target cash-based incentive opportunities remained unchanged for our CEO (at 150% of base salary) and our other NEOs (at 60% of base salary).

Equity Award Portfolio	Other Compensation
2017 equity award portfolio provided that 60% of the target award value for the CEO, and 50% of the target award value for the other NEOs, was allocated to at-risk, performance-based equity (Market Stock Units “MSUs”). In December 2017, however, our Compensation Committee determined that commencing in February 2018, the equity award portfolio for all executive officers would mirror the CEO ratio with 60% of the target award value allocated to at-risk, performance-based equity (MSUs) thereby increasing the performance-based pay for all executives.

Includes limited perquisites and other personal benefits, which in 2017 related primarily to relocation benefits pursuant to our relocation policy offered to all employees vice-president level and above.

ALIGN TECHNOLOGY, INC.
2820 Orchard Parkway
San Jose, California 95134
 _______________________________
PROXY STATEMENT FOR THE
2018 ANNUAL MEETING OF STOCKHOLDERS
__________________________________
GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:
Our Board of Directors (the “Board”) is providing these materials to you in connection with its solicitation of proxies for use at Align’s 2018 Annual Meeting of Stockholders, which will take place on Wednesday, May 16, 2018 at 10:00 a.m. local time, at our corporate headquarters located at 2820 Orchard Parkway, San Jose, California 95134 (referred to in this proxy statement as the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in these materials?

A:
The proxy materials include our proxy statement for the Annual Meeting and our 2017 Annual Report on Form 10-K. If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting. If you received a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials, see "How do I vote?" below. The information in this proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

Q: Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

A:
In accordance with rules adopted by the SEC, we are making this proxy statement and our Annual Report available to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (Notice), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you received the Notice by mail and would prefer to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q: Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A: No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Q:	Who can vote at the Annual Meeting?

A:
If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on March 21, 2018, the record date for the Annual Meeting, you are entitled to vote at the Annual Meeting. As of the record date, 80,143,979 of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:	What is the difference between holding shares directly or as a beneficial owner, in street name?

A:
Most of our stockholders hold their shares as a beneficial owner through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record: If on March 21, 2018, the record date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.
Beneficial Owner: If on March 21, 2018, the record date, your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, you are considered the beneficial owner of those shares held in street name. If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the stockholder of record of your shares. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. Your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Please note that as a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares and is the stockholder of record, giving you the right to vote the shares at the Annual Meeting.

Q:	How do I vote?

A:
Voting via the Internet. You may vote by proxy over the Internet by following the instructions on the Notice. Stockholders who requested to receive printed proxy materials may submit proxies over the Internet by following the instructions on the proxy card. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker or other nominee. A number of banks and brokerage firms are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to grant proxies to vote shares through the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Investor Communication Solutions program, you may grant a proxy to vote those shares via the Internet by contacting the website shown on the instruction form received from your broker or bank. Your vote must be received by 8:59 p.m. Pacific Time, on May 15, 2018.

Voting by Telephone. Stockholders of record may submit proxies by following the “Vote by Telephone” instructions on their Notice or on their proxy cards (if electing to receive printed proxy materials), as applicable, until 8:59 p.m. Pacific Time, on May 15, 2018.
Voting by Mail. If you requested to receive printed proxy materials, you can also submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded.
Voting in Person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. If, however, you are the beneficial owner of shares held in street name, and if you wish to vote at the Annual Meeting, you will need to bring a legal proxy from your broker or other nominee authorizing you to vote your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	What if I don’t give specific voting instructions?

A:
In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted.

For the other items of business, you may vote "FOR", "AGAINST" or "ABSTAIN". For these other items of business, if you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.
If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.
If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants) but may not vote on non-routine proposals (each of the other proposals). We encourage you to provide instructions to your broker regarding the voting of your shares.
If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.
If you are a stockholder of record, you may either:

•	grant a new proxy bearing a later date by following the instructions provided in the Notice or the proxy card, which will automatically revoke the previous proxy;

•	provide written notice of the revocation to:
Corporate Secretary
Align Technology, Inc.
2820 Orchard Parkway
San Jose, California 95134
prior to the time we take the vote at the Annual Meeting; or

•	attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request.
If you are a beneficial owner of shares held in street name, you may either:

•	submit new voting instructions to your broker or other nominee; or

•	if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting, attend the Annual Meeting and vote in person.

Q:	What are we voting on and what vote is required to approve each item?

A:	The proposals that will be presented at the Annual meeting, our Board's voting recommendations, the vote required and the way the vote is calculated for the proposals are as follows:

PROPOSAL	Vote Required	Board's Voting Recommendation	Broker Discretionary Voting Allowed?
Proposal 1 — To Elect Ten (10) Director Nominees	A nominee must receive more "for" votes than "against" votes and the number of votes "for" must be the majority of the required quorum	FOR	NO

Proposal 2 — To Ratify the Appointment of PwC as Align’s Independent Registered Public Accounting Firm for Fiscal 2018	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	YES

Proposal 3 — To Consider an Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	NO

We will also consider any other business that properly comes before the Annual Meeting. As of April 5, 2018, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy cards will vote the shares they represent using their best judgment.

Q:	What constitutes a quorum?

A:
A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 80,143,979 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 40,071,990 shares of common stock to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

Q:	Who will count the vote?

A:	We expect a representative from Align will tabulate the proxies and act as inspector of the election.

Q:	What is Align’s website address?

A.
Our website address is www.aligntech.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended available on our website in the Investor Relations section, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission (“SEC”).

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department by sending a written request to Align Technology, Inc., 2820 Orchard Parkway, San Jose, California 95134, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we will file with the SEC by May 22, 2018.
Q:  What if multiple stockholders share the same address?
A:  To reduce expenses, we are delivering a single copy of the Notice and, if applicable, the proxy materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. To receive a separate copy of the Notice and, if applicable, the proxy materials you may contact us by calling (408) 470-1000 or by writing to us at Align Technology, Inc., 2820 Orchard Parkway, San Jose, California 95134, Attn:  Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Q:	Is there any information that I should know regarding future annual meetings?

A:
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2019, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than December 7, 2018. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2019 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than February 15, 2019 nor earlier than January 16, 2019.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees

Our Board is elected each year at the annual meeting of stockholders. As of the date of this proxy statement, our current number of directors is set at 10. On the recommendation of the Nominating and Governance Committee, the Board has nominated the 10 persons named below for election as directors this year, each to serve for a one-year term or until the director's successor is elected and qualified.

In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board to fill the vacancy. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director.

Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

You may either vote “For” or “Against” any nominee you specify, or "ABSTAIN" from voting for any nominee. Unless marked otherwise, proxies returned to us will be voted for each of the nominees named below. If you hold your shares through a bank, a broker or other holder or record you must instruct your bank, broker or other holder of record to vote so that your vote can be counted on this Proposal 1.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES

Information Concerning the Nominees

Kevin J. Dallas Age: 54 Director since 2018 Board committees: Technology
Kevin J. Dallas has served as a director of Align Technology, Inc. since March 2018. In his current role at Microsoft Corporation (NASDAQ: MSFT), Mr. Dallas is Corporate Vice President, Artificial Intelligence & Intelligent Cloud Business Development. At Microsoft, his team creates partnerships that help enable the digital transformation of customers and partners across a range of industries including: connected/autonomous vehicles, industrial IoT, discrete manufacturing, retail, financial services, media and entertainment, and healthcare. With advanced technologies that include intelligent cloud and intelligent edge services, Microsoft enables business outcomes that include: transforming products, optimizing operations, empowering employees, and enhancing customer engagement. Prior to joining Microsoft in 1996, Mr. Dallas held roles at NVIDIA Corporation and National Semiconductor (now Texas Instruments Inc.) in the U.S., Europe and the Middle East in roles that included microprocessor design, systems engineering, product management, and end-to-end business leadership. He holds an Executive M.B.A. from the Kellogg School of Management at Northwestern University, and a B.S. degree in Computer Science from Staffordshire University, Stoke-on-Trent, Staffordshire, England.

Mr. Dallas joins the Board with considerable business experience in the technology industry. With over 20 years' at Microsoft Corporation in senior leadership roles, including his current executive position, Mr. Dallas brings a broad understanding of the operational, financial and strategic issues facing technology companies today, making him well qualified for service as a director and as a member of our Technology Committee.

Joseph M. Hogan Age: 60 Director since 2015 No Board committees
Mr. Hogan has served as our President and Chief Executive Officer and a member of our Board since June 2015. Prior to joining us, Mr. Hogan was Chief Executive Officer of ABB Ltd., a global power and automation technologies company based in Zurich, Switzerland, from 2008 to 2013. Prior to ABB, Mr. Hogan worked at General Electric Company (GE) in a variety of executive and management roles from 1985 to 2008, including eight years as Chief Executive Officer of GE Healthcare from 2000 to 2008. Mr. Hogan earned a MSBA from Robert Morris University and a B.S. in Business Administration from Geneva College.

Mr. Hogan is an accomplished chief executive with extensive experience in leading the strategic and operational aspects of large and complex, international organizations in the healthcare and technology industries. As the President and Chief Executive Officer of Align, Mr. Hogan is responsible for management's execution of operational objectives and serves as an integral connection between the Board of Directors and Align's management team, enabling alignment between the Board's strategic expectations and Align's current and future strategy and operations.

Joseph Lacob Age: 62 Director since 1997 Board committees: Nominating and Governance (Chair) and Technology
Mr. Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. In 2011, Mr. Lacob acquired The Golden State Warriors of the National Basketball Association. He is currently the Managing Partner and CEO of the Warriors. Prior to joining KPCB in 1987, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. He was previously on the board of directors of Orexigen Therapeutics, a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. Mr. Lacob received his B.S. in Biological Sciences from the University of California at Irvine, his Masters in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University.

Mr. Lacob has demonstrated success in his business and leadership skills, serving as a partner of KPCB since 1987. In his role at KPCB, he has gained considerable technology, health care and life sciences industry experience. During his career at KPCB, Mr. Lacob has been closely involved with investments in over fifty life science companies, including the start-up or incubation of a dozen ventures, and with KPCB's medical technology practice, which includes over thirty therapeutic and diagnostic medical device companies. With this extensive business background, Mr. Lacob also brings considerable finance and investment experience that has proven to be valuable in addressing issues that arise at Align.

C. Raymond Larkin Jr. (Chairman of the Board) Age: 69 Director since 2004 Board committees: Nominating and Governance
Mr. Larkin has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as Chairman of the Board. He currently is a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies. From 2001 to 2007, he served as a part time Venture Partner at Cutlass Capital, a venture capital firm. Mr. Larkin was previously Chairman and Chief Executive Officer at Eunoe, Inc., a medical device company. From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as President and Chief Executive Officer from 1989 until 1998. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. He serves on the board of directors of Heartware, Inc., a medical device company developing implant devices for the treatment of advanced heart failure. Mr. Larkin received his B.S. in Industrial Management from LaSalle University.

Mr. Larkin brings with him considerable business experience in the medical device industry serving as President and CEO of a large public company. In his role as President and CEO of Nellcor Puritan Bennett, Inc., Mr. Larkin took on significant management, strategic and operational responsibilities leading that business through significant growth, including numerous mergers & acquisitions. This operational experience has proven valuable in addressing issues that have arisen at Align. With his knowledge of the medical device and health care industry, Mr. Larkin provides valuable insight to our Board. Mr. Larkin’s experience as a member of the board of directors of various public companies provides Mr. Larkin a deep understanding of the role of the board of directors and positions him well to serve as our Chairman.

George J. Morrow Age: 66 Director since 2006 Board committees: Compensation (Chair) Nominating and Governance
Mr. Morrow has served as a director of Align since February 2006. From February 2011 until January 2013, Mr. Morrow served as a consultant to Amgen Inc., a global biotechnology company. From 2003 until his retirement in February 2011, he was the Executive Vice President, Global Commercial Operations at Amgen Inc., where he also served as Executive Vice President of Worldwide Sales and Marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. He is a member of the board of directors of Vical Incorporated, a company that researches and develops biopharmaceutical products, Otonomy, Inc., a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the inner and middle ear and Neurocrine Biosciences, a biotechnology company focused on neurologic, psychiatric and endocrine related disorders. He was on the board of Safeway Inc., a food and drug retailer from May 2013 until February 2015. Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

As a former executive vice president at Amgen and Glaxo, two large public companies, Mr. Morrow brings to our Board considerable business experience in the medical technology industry. As part of the executive leadership at Amgen, Mr. Morrow has recent front-line exposure to many of the issues facing public companies today, particularly on the operational, regulatory, financial and corporate governance fronts. Mr. Morrow's leadership skills and experience make him knowledgeable of the complex issues facing global companies today and give him an understanding of what makes businesses work effectively and efficiently. These skills and experience are extremely valuable to our Board and enable Mr. Morrow to be an effective Compensation Committee chairman and an asset to the Nominating and Governance Committee.

Thomas M. Prescott Age: 62 Director since 2002 Board committees: Technology
Mr. Prescott served as our President and Chief Executive Officer from 2002 until his retirement in June 2015. Prior to joining Align, Mr. Prescott was President and Chief Executive Officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens AG from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University. Mr. Prescott has served as a member of the Board since joining Align in 2002.

Mr. Prescott's 13 years of experience at our Company as our CEO gives him deep knowledge and understanding of Align and its business. Mr. Prescott’s prior experience as CEO of another publicly traded medical device company demonstrates his leadership capability and business acumen. His experience with strategic and operational issues in the life sciences industry along with his service on the board of directors of other companies in this industry gives him insight into the issues facing this industry and brings valuable expertise to our Board and our Technology Committee.

Andrea L. Saia Age: 60 Director since 2013 Board committees: Audit, Compensation and Technology
Ms. Saia has served as a director of Align since July 2013. Ms. Saia was previously the Global Head of Vision Care in the Alcon division of Novartis AG, from 2011 until her retirement in 2012. Prior to this role, she served as President and Chief Executive Officer of CibaVision Corporation, a subsidiary of Novartis, from 2008 to 2011. From 2005 to 2007, she relocated to Switzerland and served as President of Europe, Middle East, and Africa operations, CibaVision’s largest regional business unit. She initially joined CibaVision in 2002 as Global Head of Marketing and was promoted to President of the Global Lens Business the following year. Prior to Novartis, Ms. Saia was the Chief Marketing Officer for GCG Partners Inc. Ms. Saia also held senior management and marketing positions with global consumer products companies such as Procter & Gamble Co., Unilever, and Revlon, Inc. Ms. Saia earned an M.B.A. from J.L. Kellogg Graduate School of Management and a B.S. in Business Administration from Miami University. Ms. Saia also served on the board of directors of Coca-Cola Enterprises, Inc., the marketer, producer and distributor of Coca-Cola products in European markets from 2012 to 2016. Since July 2016, Ms. Saia has also served on the board of directors of LivaNova PLC, a global medical technology company.

Ms. Saia comes to the Board as an accomplished global business executive with over 30 years’ experience in the medical device and consumer products industries with multinational companies including Novartis, Unilever, brings to the Board extensive global business experience, a broad understanding of the healthcare, medical device and consumer products industries, strong management skills and operational expertise through her positions at Novartis. In those positions, she dealt with a wide range of issues as they rebuilt and strengthened the innovation and operating functions, and delivered industry leading sales and profit growth. The Board believes that her extensive knowledge of healthcare, medical device and consumer products industries provides her with insights that are particularly helpful and valuable to our Board. In addition, Ms. Saia also serves on the board of directors of another publicly traded company which gives her insight and perspective into current best practices at the board level and enables her to be an effective contributing member of our Board and our Audit Committee and a strong addition to the Compensation Committee and Technology Committee.

Greg J. Santora Age: 66 Director since 2003 Board committees: Audit (Chair) and Compensation
Mr. Santora has served as a director of Align since July 2003. Mr. Santora served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen L.L.P., has been a CPA since 1974. He served on the board of directors of RetailMeNot, Inc., a digital coupon site, from May 2013 until its sale in May 2017. Mr. Santora holds a B.S. in Accounting from the University of Illinois and an M.B.A. from San Jose University.

Mr. Santora is an experienced financial leader with over 35 years of finance and accounting experience gained through his education and work at a major accounting firm and his later positions as Chief Financial Officer of Intuit and Shopping.com. The compliance, financial reporting and audit expertise Mr. Santora gained in his senior finance and operations roles, including as chief financial officer, has proven valuable in addressing issues that have arisen at Align during Mr. Santora’s tenure as Audit Committee chairman. Mr. Santora's service on the board of directors and audit committee of another publicly traded company, gives him insight and perspective into current best practices with respect to finance organizations and the audit committee function.

Susan E. Siegel Age: 57 Director since 2017 Nominating and Governance and Technology
Susan E. Siegel has been a member of our Board of Directors since 2017. In November 2017, she was appointed Chief Innovation Officer at General Electric and Chief Executive Officer of GE Business Innovations, GE's growth and innovation business. Since 2012, she has been Chief Executive Officer of GE Ventures, now subsumed into her new role. Prior to joining GE, from May 2006 to May 2012, she was a General Partner at Mohr Davidow Ventures, where she led healthcare and lifescience investments. From April 1998 to April 2006, Ms. Siegel was at Affymetrix, Inc. where she served as President and as a member of the board of directors. Ms. Siegel holds a B.S. in Biology from the University of Puerto Rico and a M.S. in Biochemistry and Molecular Biology from Boston University Medical School.

We believe that Ms. Siegel possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her experience of growing biotechnology companies for over 30 years by bringing key enabling technologies to the forefront of biomedical research and healthcare and for her pioneering leadership in personalized medicine. This experience also brings valuable expertise to our Board and as a member of our nominating and governance and technology committees.

Warren S. Thaler Age: 55 Director since 2004 Board committees: Audit, Nominating and Governance, and Technology
Mr. Thaler has served as a director of Align since June 2004.  Since July 2017, Mr. Thaler has been a consultant to Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate and private equity securities.  Prior to acting as a consultant for Gund Investment Corporation, Mr. Thaler served as its president. Since 1990, Mr. Thaler has served on the board of directors of several privately held companies owned by the Gund family. From 1990 to 2005, Mr. Thaler was on the board of directors of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association’s Board of Governors. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University.

Mr. Thaler’s demonstrated executive level management skills make him an important advisor to our Board. His success in building businesses as well as his finance and investment experience gained at Gund and through his education makes Mr. Thaler well suited for our Audit Committee. Mr. Thaler’s business background makes him a valuable component of a well rounded Board and a key member of the Board’s audit, nominating and governance, and technology committees.

There are no family relationships between any director or any of Align’s executive officers.

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business, creating stockholder value and maintaining our integrity in the marketplace. Align also maintains a corporate governance page on its website that includes additional related information, as well as our codes of conduct, principles of corporate governance, and the charters for each of the standing committees of the Board of Directors. The corporate governance page can be found by clicking on the "Corporate Governance" link of the "Investors" section of our website at www.aligntech.com.

We continue to maintain a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Anti-Hedging and Anti-Pledging Policy. Our Insider Trading Policy prohibits executive officers, directors and employees from engaging in hedging transactions or pledging the Company' securities as collateral for loans.

Declassified Board. We have a declassified Board and our bylaws provide for one-year terms for our directors. All of our directors will stand for election to one-year terms at this Annual Meeting.

Majority Voting for Election of Directors. The Board of Directors has adopted majority voting for uncontested elections of directors. For this purpose, "a majority of votes cast" means that the number of votes cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director's election. However, in the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote.

As a condition of nomination, all directors are required to submit to Align an irrevocable resignation that becomes effective if the nominee does not receive majority vote (in an uncontested election) and the Board of Directors accepts the resignation. If the director fails to receive the requisite votes, the Nominating and Governance Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken.

Corporate Governance Guidelines—Our Board has set out its corporate governance practices in the Corporate Governance Guidelines of Align Technology, Inc., a copy of which is available on the Investor Relations section of our website located at http://investor.aligntech.com.

Code of Ethics—Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. Stockholders may request in writing free printed copies of our Code of Business Conduct and Ethics from Align Technology, Inc., 2820 Orchard Parkway, San Jose, California 95134, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com. We will post on our website at http://investor.aligntech.com any amendments to our Code of Business Conduct and Ethics, as well as any waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the NASDAQ Stock Market LLC.

Stock Ownership Guidelines. To align the interests of Align's executive officers and members of our Board of Directors with those of Align's stockholders, and to illustrate and promote our commitment to sound corporate governance, we maintain stock ownership guidelines for our executive officers and non-employee directors as follows:

Position	Stock Ownership Requirements
CEO	5.0x annual base salary
Executive officers	2.0x annual base salary
Non-Employee Directors	Amount equal in market value to $250,000

Each executive officer and non-employee director is subject to these guidelines, provided he or she has five years from the date such individual first becomes subject to the guidelines to attain the requisite stock ownership. Currently, each executive officer and non-employee director is in compliance with the stock ownership guidelines.

For purposes of this policy, “ownership” includes:

•	shares of Align common stock held directly by the director or officer or in trust for the benefit of the director or officer or his or her family member living in the same household,

•	50% of the gain on vested in-the-money stock options, and

•	shares of underlying Align restricted stock units held directly by a director or officer, whether or not yet vested.

The term “ownership” does not include unvested options to purchase common stock or shares underlying unvested market stock units.

Role of Board. The Board has responsibility for reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of Align and, in so doing, serve the best interests of Align and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Governance Committee, the Board nominates for election at annual stockholder meetings individuals to serve as directors of Align and elects individuals to fill any vacancies on the Board. The Board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. The Board participates in decisions that have a potential major economic impact on Align. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and Committee meetings.

Board Leadership Structure; Executive Sessions. We currently separate the roles of chief executive officer (CEO) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and the day-to-day leadership and performance of Align, while the Chairman of the Board provides guidance to the CEO and, in consultation with the CEO and other members of our Board, sets the agenda for Board meetings and presides over meetings of the full Board. We believe that this separation of duties allows the CEO and Chairman to most efficiently use their time and to most effectively fulfill their respective responsibilities, which are critical to the future success of Align. While our bylaws and corporate governance guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for Align at this time. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice a year. The Board of Directors held six meetings in 2017 and the independent directors met in executive sessions four times.

Board Effectiveness. To ensure that our Board of Directors and its committees are performing effectively and in the best interests of Align and its stockholders, the Board performs an annual assessment of itself, its committees and each of its members.

Meetings of the Board. For the period of his or her Board service in 2017, each director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the committees on which he or she serves.

Committees. During the year, the Board maintained an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at investor.aligntech.com.

Outside Advisors. The Board of Directors and each of its committees may retain outside advisors and consultants at its discretion and at Align's expense.

Audit Committee
2017 Meetings: 10 Members: Greg J. Santora (Chair) Andrea L. Saia Warren S. Thaler	Oversees and monitors our accounting and financial reporting processes, our financial statement audits, and our internal accounting and financial controls.
Responsible for appointing, compensating, retaining, terminating and overseeing the work of our independent auditors.
Responsible for reviewing the auditors proposed scope, approach and independence.
Pre-approves audit and non-audit services.
Provides oversight and monitors our Internal Audit Department.
Reviews, approves and monitors our Code of Business Conduct and Ethics.
Oversees and reviews our risk management policies.
Establishes procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters.

None of the Audit Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards and the rules and regulations of the SEC.

Our Board has determined that Mr. Santora is qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements.

Compensation Committee
2017 Meetings: 7 Members: George Morrow (Chair) Andrea Saia Greg Santora	Ensures that the Align’s compensation programs successfully align the interest of employees, including executive officers, with those of the Align’s stockholders.
Reviews and administers all compensation arrangements for executive officers and reviews general compensation goals and guidelines for Align’s employees and the criteria for which bonuses are to be determined.

Retains, oversees, and assesses the independence of compensation consultants and advisors.
Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
May form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect.
None of the Compensation Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards.

Nominating and Governance Committee
2017 Meetings: 2 Members: Joseph Lacob (Chair) C. Raymond Larkin Jr. George Morrow Warren S. Thaler Susan E. Siegel (joined in February 2018)	Identifies, evaluates and recommends nominees to the Board.
Evaluates the composition, organization and governance of the Board and its committees.
Develops and recommends corporate governance principles applicable to Align.

Technology Committee
2017 Meetings: 2 Members: Kevin J. Dallas (joined March 2018) Joseph Lacob Thomas M. Prescott Andrea Saia Susan E. Siegel Warren Thaler Thomas M. Prescott	Reviews Align's technology and development activities. Oversees and advises the Board on matters of innovation and technology.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Process for Identifying and Evaluating Nominees and Relevant Criteria. The Nominating and Governance Committee considers candidates for board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. In considering candidates for director nominee, the Nominating and Governance Committee generally assembles all information regarding a candidate’s background and qualifications. While Align does not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills, experience, and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Nominating and Governance Committee may seek input from Align’s management or the Board, who may interview any candidate. The Nominating and Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with Align’s policy regarding nominations and qualifications of directors.

The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for apposition on the Board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills and experience that are complementary to those of the existing Board;

•	the ability to assist and support management and make significant contributions to Align’s success; and

•	an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholder Recommendation of Nominees. Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board from stockholders holding at least 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align’s stockholders in the same manner as a nominee recommended by the Board, individual board members or management.

A stockholder may also nominate a person directly for election to the Board at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board at an annual meeting, is described above in the answer to the question “Is there any information that I should know regarding future annual meetings?”

Annual meeting attendance. Align encourages, but does not require, Board members to attend the annual meeting of stockholders. Last year, no director attended our annual meeting of stockholders.

The Board’s Role in Risk Oversight. Management is responsible for the day-to-day management of risks Align faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk management oversight role, the Board encourages management to promote a culture that actively manages risks as part of Align’s corporate strategy and day-to-day business operations. Furthermore, our Board encourages full and open communication between management and the Board. Our Chairman meets regularly with our CEO and other senior members of management to discuss strategy and risks facing Align. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters.

The Board regularly receives presentations from senior management on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The Board also holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for Align.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure. When a committee receives a report, the chairman of the committee discusses it with the full Board during the committee reports portion of the next Board meeting. This enables the Board to coordinate the risk oversight role.

The Compensation Committee’s Role in Risk Oversight. In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that the various elements of our compensation program mitigates against and does not encourage excessive risk taking and instead encourages behaviors that support sustainable value creation. The Compensation Committee annually assesses our compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Align. To arrive at this conclusion, the Committee assessed our executive and broad-based compensation programs and determined that the following design features of our compensation programs did not create undesired or unintentional risk of a material nature and guarded against excessive risk-taking:

•
our compensation program is designed to provide a balanced mix of cash and equity, annual, and longer-term incentives in order to encourage strategies and actions that are in Align’s long-term best interests;

•	base salaries are consistent with an employee’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•
we establish performance goals under our annual cash incentive plan that we believe (A) are reasonable in light of past performance and market conditions, and (B) encourage success without encouraging excessive risk taking to achieve short-term results, and, therefore, do not encourage unnecessary or excessive risk-taking;

•
the performance goals that determine payouts under our annual cash incentive plans are company-wide in order to encourage decision-making that is in the best long-term interests of Align and our stockholders as a whole;

•
under our annual cash incentive plans, achievement of performance goals at levels below full target reduces only the payout related to that goal, not the other goals, and therefore does not result in an “all-or-nothing” approach;

•	our executive officers can receive a maximum award of 240% of their target under our cash incentive compensation plan in order in part to avoid excessive risk taking;

•	the Compensation Committee has discretion over annual cash incentive program payouts;

•	for our executive officers, we use a portfolio of equity based incentives that incentivize performance over a variety of time periods with respect to several balanced goals:

•	Restricted Stock Units ("RSUs") retain value even in a depressed market making it less likely that employees take unreasonable risks to get, or keep, equity grant “in the money”; and

•	performance-based market stock units ("MSUs") measure relative stockholder return over a three-year performance cycle; and

•	executive officers are subject to share ownership guidelines.

Director Independence

In accordance with the NASDAQ listing standards, the Board undertook its annual review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board affirmatively determined that Kevin J. Dallas, Joseph Lacob, C. Raymond Larkin Jr., George J. Morrow, Andrea L. Saia, Greg J. Santora, Susan E. Siegel and Warren S. Thaler are “independent directors.” Since Mr. Prescott was employed by Align as recently as 2015 and since Mr. Hogan is currently employed by Align, neither qualifies as independent.

Stockholder Communications with Board

Stockholders may communicate directly with the non-management directors of Align by sending an email to Board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board or a non-management director, or Align’s management or independent advisors. After reviewing stockholder messages, our Board will determine whether any response is necessary or warranted.

Director Compensation

Our director compensation program is designed both to attract and to fairly compensate highly qualified, non-employee directors to represent our stockholders on the Board of Directors and to act in the stockholders' best interests. In 2017, our directors received the following cash and equity compensation.
Cash Compensation

Description	Current Fee
Annual Retainer for Board Membership (other than Chairman)	$50,000
Annual Retainer for membership on the Compensation and/or Audit Committee	$13,500
Annual Retainer for Chair of Compensation Committee and/or Audit Committee	$27,000
Annual Retainer for membership on the Nominating and Governance Committee and/or Technology Committee	$5,000
Annual Retainer for Chair of Nominating and Governance Committee and/or Technology Committee	$10,000
Annual Retainer for Chairman of the Board	$210,000

Equity Compensation. In March 2017, our Compensation Committee approved an annual equity grant to our board members having a long term incentive value equivalent to $380,000. The actual number of restricted stock units was calculated using the average closing price of our stock over the 60-day period commencing 60 days prior to the May 17, 2017 grant date. On May 17, 2017, the date of our annual meeting of stockholders, each non-employee director was granted 3,115 RSUs, which, due to the significant rise in the price of our stock, resulted in $423,000 in delivered value. With respect to Mr. Larkin, the Compensation Committee approved an annual equity grant having a long term incentive value equivalent to $530,000 using the same 60-day look back period described above. This 60-day look back period is consistent with the look-back period used in making equity grants to all of our employees, including our executive officers. As a result, Mr. Larkin was granted 4,344 RSUs for his service as Chairman of the Board so that his total RSUs approximated $591,132 in delivered value. These RSUs vest 100% upon the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of stockholders following the grant date. Assuming the continued service of the non-employee director, each of these equity awards will vest 100% on May 16, 2018. Ms. Siegel, who joined our board in March 2017, was also granted an initial award of RSUs equivalent to the pro rata portion of the period of time she served as a director prior to the 2017 annual meeting of stockholders (or 3 months). As a result, in March 2017, Ms. Siegel was awarded 814 RSUs, 100% of which vested on May 17, 2017, the date of the 2017 annual meeting of stockholders.

Total Compensation. The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2017. Mr. Hogan, our President and Chief Executive Officer, is not included in this table because he is an employee of Align and, as such, receives no compensation for his service on the Board. The compensation received by Mr. Hogan is shown in the Summary Compensation Table on page 39. In addition, Mr. Dallas is not included in the tables as he joined the Board in March 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Joseph Lacob	65,000	423,889	488,889
C. Raymond Larkin Jr. (2)	210,000	591,132	801,132
George Morrow	79,917	423,889	503,806
Thomas M. Prescott	55,000	423,889	478,889
Andrea L. Saia	82,000	423,889	505,889
Greg Santora	90,500	423,889	514,389
Susan E. Siegel	45,833	516,058	561,891
Warren Thaler	73,500	423,889	497,389

(1)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance or market conditions.

(2)	Mr. Larkin is the Chairman of the Board.

The aggregate number of stock awards outstanding at December 31, 2017 for each non-employee director is as follows:

Name	Option Awards	Stock Awards
Mr. Lacob	20,000	3,115
Mr. Larkin	15,000	4,344
Mr. Morrow		3,115
Mr. Prescott (1)		86,615
Ms. Saia		3,115
Mr. Santora		3,115
Ms. Siegel		3,115
Mr. Thaler		3,115

(1) Except for the 3,115 restricted stock units granted to Mr. Prescott in May 2017 as part of our non-employee director compensation program, all other equity awards shown in the table above were granted to him during his tenure as our President and CEO.

Changes Made to Director Compensation in 2018

For the purposes of determining non-employee director compensation for 2018, the Compensation Committee engaged Compensia, Inc., the Committee's independent compensation advisor to provide an updated analysis of our director compensation program. Compensia undertook a detailed review of recent board compensation trends, including the form and amount of cash compensation and equity grants. The analysis showed that the Board compensation practices for cash compensation (other than for our Chairman) were generally aligned with market norms and emerging best practices and no changes were made to the program. For our Chairman, however, the Compensation Committee, with the approval of the Board, reduced the annual retainer from $210,000 to $100,000. With respect to our equity compensation, the Board also determined to reduce the value of annual equity awards granted to our Board of Directors and made the following changes.

	2017 Target Value of Equity Awards	2018 Target Value of Equity Awards
Board (other than Chairman)	$380,000	$300,000
Chairman	$530,000	$400,000
In addition, in 2017, the actual number of restricted stock units granted was calculated using the average closing price of our stock over the 60-day period commencing 60 days prior to the May 17, 2017 grant date. Due to the significant rise in the price of our stock over the 60-day period, the actual value of the equity award increased by approximately 11%. As a result, the Compensation Committee determined in 2018 to use the price of our stock on the date of grant, thereby ensuring that the target value and the actual delivered value are the same.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP, independent registered public accountants (“PwC”), to audit the financial statements of Align for the year ending December 31, 2018. In making its recommendation to appoint PwC as Align’s independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders. In addition to the selection of the firm, the Audit Committee and its chairman were directly involved in the selection of PwC’s new lead engagement partner.

Ratification of the selection of PwC requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “FOR” this Proposal 2. An “ABSTAIN” vote will have the same effect as an “AGAINST” vote in this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS ALIGN’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2018

Fees to PricewaterhouseCoopers LLP for 2017 and 2016
The following table presents fees for professional services rendered by PwC for the audit of Align’s annual financial statements for 2017 and 2016 and fees billed for audit-related services and tax services rendered by PwC for fiscal 2017 and 2016:

	2017	2016
Audit fees(1)	$2,930,511	$3,412,612
Audit-related fees(2)	258,175	918,009
Tax fees(3)	1,048,526	1,689,773
All other fees(4)	6,965	4,140
Total fees:	$4,244,177	$6,024,534

(1)
Audit fees — These are fees for professional services performed by PwC for the annual audit of Align’s financial statements and review of financial statements included in Align’s quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

(2)
Audit-related fees — These are fees for technical advisory consultations performed by PwC that are reasonably related to the performance of the audit or review of Align’s financial statements and are not reported under “Audit fees”, including fees for due diligence services and pre-implementation assessment of controls relating to enterprise resource planning ("ERP") software system (only relates to 2016).

(3)	Tax fees — These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning.

(4)	All other fees — These consist of all other fees billed to us for professional services performed by PwC and not reported under "Audit fees," "Audit-related fees" and "Tax fees."

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our CFO. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2017 and 2016 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following is the report of the Audit Committee of the Board of Directors with respect to Align’s audited financial statements for the year ended December 31, 2017, which include the consolidated balance sheets of Align as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2017, and the notes thereto.

The Audit Committee of the Board of Directors of Align is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the NASDAQ Stock Market and the SEC. In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

•	the integrity of Align’s financial statements;

•	Align’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s qualifications, independence and performance;

•	adequacy of Align’s internal accounting and financial controls; and

•	Align’s internal audit department.

The full text of the Audit Committee’s charter is available on the Investor Relations section of Align’s website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the NASDAQ listing standards.

In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

•	providing guidance with respect to Align’s relationship with the independent auditors, including having responsibility for their appointment, compensation and retention;

•	involved in the selection of the audit firm’s lead engagement partner;

•	reviewing the results and audit scope;

•	approving audit and non-audit services;

•	reviewing and discussing with management the quarterly and annual financial reports;

•	overseeing and reviewing Align’s risk management policies; and

•	overseeing management’s implementation and maintenance of effective systems of internal controls.

The Audit Committee recognizes the importance of maintaining the independence of Align’s independent accountants. Each year, the Committee evaluates the qualifications, performance and independence of Align’s independent accountants and determines whether to re-engage the current independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. Based on this evaluation, the Audit Committee has retained PricewaterhouseCoopers LLP as Align’s independent accountants for 2018.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2017 with Align’s management and PricewaterhouseCoopers. The Audit Committee has also discussed with PricewatherhouseCoopers the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence. The Audit Committee has concluded that the provision by PricewaterhouseCoopers of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers as our independent accountants.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Respectfully submitted by:
AUDIT COMMITTEE
Greg J. Santora, Chair
Andrea L. Saia
Warren S. Thaler

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Board believes that an annual advisory vote to approve the compensation of our named executive officers allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on these matters. Accordingly, this year, we are again requesting you approve, on an advisory basis, the compensation of our named executive officers disclosed in "Compensation Discussion and Analysis," the Summary Compensation table and the related compensation tables, notes and narrative in this proxy statement.

As we discuss below under the caption “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to link the actions of our executive officers to business outcomes that drive value for our stockholders. We believe that the most effective way to achieve this goal is to compensate our executive officers for the achievement of specific annual financial goals and the realization of increased stockholder value. We believe the compensation program for our executive officers has been highly effective in achieving these objectives. We believe it is important to view the Compensation Committee's decision-making in the context in which such decisions were made and to assess our subsequent business and financial performance during fiscal 2017. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement and the compensation tables that follow for additional details on Align’s executive compensation, including Align’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2017. With respect to 2017 performance, as a result of successful execution against our long-term strategy, we had a record year of financial results and achieved several major milestones as highlighted below.

2017 Performance Highlights
Record net revenues of $1.5 billion, representing a 36.4% year-over-year growth
Clear Aligner net revenues up 36.6% and iTero scanner net revenues up 35.1% year-over-year
      - 44.9% volume growth from International doctors led by growth from China and our core EMEA markets. In total, international volume represented 38% of worldwide Invisalign case shipments.
    - 24.3% volume growth from North American doctors driven by continued adoption of Invisalign treatment by orthodontists, especially for teenage patients, and GP dentists as seen in record annualized Invisalign treatment utilization of 46.6 cases and 8.2 cases per doctor, respectively.
In 2017, a total of 237.5 thousand teenagers, or 26% of total Invisalign volume started treatment with Invisalign clear aligners, a 40.4% increase from 2016

Achieved operating income of $353.6 million or 24% of revenues
Invisalign shipments were up 31.4% year-over-year with 44.9% and 24.3% of volume growth coming from our international doctors and North America doctors, respectively
Exited the year with $761.5 million of cash, cash equivalents and investments
Achieved several major milestones:
- Reached our 1 millionth Invisalign Teen and our 5 millionth Invisalign patient milestones
- Invisalign volume in EMEA exceeded 200,000 cases for the first time
- Opened our first Treatment Planning operations in China and Germany
In addition, the Compensation Committee's 2017 compensation decision-making also reflected several core governance principles and practices that we employ to align executive compensation with stockholder interests. The following highlights key aspects of our governance principles and practices in 2017:

Corporate Governance Highlights
Continued to grant long-term equity awards, including performance-based market stock units, which are earned based on a comparison of Align's stock price performance to the NASDAQ Composite index over a three-year performance period

All of our post-employment cash compensation arrangements in the event of a change in control are "double trigger" arrangements that require both a change in control plus a qualifying termination of employment before any cash payments are made. In addition, our Compensation Committee has determined that acceleration of equity will also be subject to double trigger requirements for any officer joining after September 2016

Executive officers are not entitled to any tax gross-up treatment on any severance for change-of-control benefits
Continued to demonstrate prudent use of equity while balancing stockholder concerns with the motivation of our executive officers to achieve Align's business goals and create long-term stockholder value. In 2017, Align's overall equity award adjusted burn rate (which counts each RSU and earned MSU award as 2.5 shares) was 1.85%

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Align Technology, Inc.’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 24 to 37 of this Proxy Statement, is hereby approved.”
This is an advisory vote, which means that this proposal is not binding on us; however, our Board and Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our executive officers. You may vote "FOR", "AGAINST," or "ABSTAIN" from voting on this matter.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 about our common stock that may be issued upon the exercise of options and awards granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the 2005 Incentive Plan and the Employee Stock Purchase Plan ("ESPP"), each as amended, and certain individual arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs and MSUs(a)(1)	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(1)(2)(3)
Equity compensation plans approved by security holders	1,843,573	$11.36	7,620,549
Equity compensation plans not approved by security holders	—	—	—
Total	1,843,573	$11.36	7,620,549

(1)	Includes 1,340,759 restricted stock units and 428,100 market-performance based restricted stock units at target, which have an exercise price of zero.

(2)
Includes 735,301 shares available for issuance under our ESPP. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights or the weighted average exercise price of outstanding rights under the ESPP.

(3)	Excludes 507,775 of potentially issuable MSUs if performance targets are achieved at maximum payout.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This section explains how we compensate our named executive officers (NEOs). Our NEOs for fiscal 2017 are:

•	Joseph M. Hogan, our President and Chief Executive Officer

•	John F. Morici, our Senior Vice President, Global Finance and Chief Financial Officer

•	Stuart Hockridge, our Senior Vice President, Global Human Resources

•	Raphael S. Pascaud, our Chief Marketing Portfolio & Business Development Officer and Senior Vice President, iTero Scanners & Services

•
Lynn Pendergrass, our former Vice President, Americas. Ms. Pendergrass was employed as an executive officer of Align as of December 31, 2017 until she transitioned her role as Vice President, Americas prior to her departure from Align in March 2018.

Executive Summary

2017 Executive Compensation	2017 executive compensation program was designed based on Align's outstanding 2016 business and financial performance.

Our executive compensation program emphasizes performance-based pay
- 90% of our CEO's total-target annual compensation was subject to annual performance goals or tied to the value of our common stock.
- 79% of our other NEO's total-target annual compensation was subject to annual performance goals or tied to the value of our common stock.

Based on outstanding performance against aggressive 2017 objectives, NEOs received maximum annual incentive payments (bonuses) of 240% of their target award opportunity.

Strong Compensation Pay Practices	Core governance principles and practices are employed to align executive compensation with stockholder interests.

Stockholders indicated strong support for our executive compensation program in 2017 with approximately 94% of the total votes cast at our 2017 annual meeting voting in favor of our NEO compensation.

We continue to carefully manage equity burn rates with our overall equity-based burn rate for 2017 was 0.74% and our adjusted gross burn rate was 1.85%.

Strong 2017 Company Performance
We created long-term, sustained value for our stockholders with our stock price increasing from $96.96 to $222.19 per share during 2017, reflecting strong stock price appreciation and a one-year total stockholder return of 129%.

2017 net revenues were a record $1.5 billion, a 36.4% increase from 2016.

We shipped a record 931 thousand Invisalign cases, an increase of 31.4% compared to 2016.

2017 operating income was $353.6 million, or 24.0% of revenues.

2017 Business Highlights

In determining our executive compensation program for 2017, the Compensation Committee considered, among other things, Align's outstanding business and financial performance in 2016 which continued throughout 2017.
We also repurchased a total of 600 thousand shares under a share repurchase program, returning approximately $104 million of cash to stockholders, approximately 0.7% of our diluted shares outstanding, which closely approximated our 2017 equity burn rate of 0.74%.

Our executive officers continued to demonstrate solid execution of Align's strategic growth drivers. In 2017:

•	We achieved the 1 millionth Invisalign teenage patient and 5 millionth Invisalign patient milestones, demonstrating increased global acceptance of Invisalign treatment.

•	237.5 thousand teenagers started orthodontic treatment with Invisalign, an increase of 40.4% from the prior year.

•
Invisalign annualized utilization increased to a record 46.6 cases per North American Orthodontist, a record 8.2 cases per North America GP Dentist and a record 12.7 cases per International doctors compared to 36.6, 7.6 and 12.0, respectively, in 2016.

•	We trained a total of 16,500 new Invisalign doctors, of which 67% were trained internationally.

•
We grew international Invisalign case shipments 44.9% in 2017 compared to 2016, driven by growth from China and our core EMEA country markets. International volume represented 38% of worldwide Invisalign case shipments.

•	We achieved over 1 million scans submitted with iTero Element® scanner since its introduction in 2015.

•
Expansion of our traditional and digital media campaigns targeting both men and women as well as significant investment in our marketing to teens and moms resulting in over 15 million unique visitors to Invisalign websites worldwide and 1.8 million potential patients searched for an Invisalign provider via the “doctor locator” webpage, an increase of 41% compared to 2016.

We believe the executive compensation program was instrumental in helping Align achieve continued strong execution of our strategic growth drivers as well as solid financial performance.

Alignment of Executive Compensation with Performance

•
We have created long-term, sustained value for our stockholders. Our stock price increased from $96.96 to $222.19 per share during 2017, reflecting strong stock price appreciation and a one-year TSR of 129%. This compares to the NASDAQ Composite Index one-year TSR of 27%. Our three-year TSR is 290% compared with the three-year NASDAQ Composite Index TSR of 66%.

•
Stockholders continue to indicate strong support for our executive compensation program. In 2017, we held our sixth annual stockholder advisory vote on the compensation of our named executive officers. Approximately 94% of the total votes cast at our 2017 annual meeting voted in favor of our named executive officer compensation. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our executive compensation program. As a result, the Compensation Committee generally believes that the stockholder advisory vote affirmed stockholder support of our approach to executive compensation and they did not believe it was necessary to make any significant changes to our executive compensation program.

•
Our compensation program continues to emphasize performance-based pay. Our compensation program is designed to pay more when our financial and strategic performance is robust and less when it is not, providing built-in flexibility in the management of our operating expenses and enabling us to preserve strategic programs when economic conditions are unfavorable. A significant portion of our executive officers’ compensation is variable and tied to the success of our business and the individual performance of our executives. Consistent with this pay-for-performance orientation, Align believes that annual cash incentive (bonus) awards and long-term equity compensation should together represent the most significant portion of total target direct compensation. As a result, a larger portion of our executive officers’ total target compensation is at risk relative to Align’s other employees. We believe this is appropriate because our executive officers bear the greatest responsibility for Align’s results and can exert the greatest influence on Align’s performance. As illustrated by the chart below, in fiscal 2017, approximately 60% of Mr. Hogan's total target direct compensation was completely "at-risk" based on our performance against measurable performance objectives.

•
Annual cash incentive awards reflected positive 2017 Corporate performance. The Committee seeks to motivate management to continuously improve the financial performance of Align through a cash incentive (bonus) plan that rewards higher performance with increased incentive opportunities. This provides us with a variable expense structure, allowing us to reduce our compensation costs in challenging times and reward performance when business conditions and results warrant. Based on our strong 2017 financial results, we achieved a weighted average of 240% of our financial targets, which is the maximum achievement under our plan. As a result, the annual incentive payments for our NEOs were 240% of their target award opportunity, the maximum they could receive.

•
Equity awards are tied to the value of our common stock. Value received under our annual equity awards varies based on our stock price performance. In particular, payouts of our MSUs awarded to our executive officers vary based on the relative performance of our stock compared to the NASDAQ Composite Index. MSUs granted in 2017 are earned based on Align’s relative stockholder return over a three-year performance period, with 100% of the earned shares vesting at the end of three years. For MSUs granted in 2014 that vested in February 2017, Align stock outperformed the NASDAQ Composite Index by 34% during the applicable performance period. As a result, due to Align’s continued outstanding stock price performance compared to the NASDAQ Composite Index during the performance period, the NEOs who were granted 2014 MSUs earned a maximum payout of 150% of their target awards. Our Compensation Committee specifically designed our MSU award program to closely tie actual long-term performance with long-term pay, and total stockholder return has been, and is expected to continue to be, the key measurement of our performance under this program. In 2017, our Compensation Committee elected to increase the maximum payout under our MSU program from 200% to 250% of target to recognize and reward the tremendous stock price appreciation of Align stock over the past several years. As a result, MSU awards made in and after February 2018 will include this higher maximum payout opportunity.

Compensation Policies and Practices

We maintain compensation governance best practices, including the following:

•	Compensation Committee Composed Solely of Independent Directors. The Compensation Committee is composed solely of independent directors and it directly retains an independent compensation consultant.

•
Annual Say-on-Pay Votes. We elected to hold an annual stockholder advisory ("say-on-pay") vote, and the Compensation Committee considers the outcome of the advisory vote in making compensation decisions.

•
Stock Ownership Guidelines. We maintain stock ownership guidelines for our executive. The ownership guidelines for executive officers other than our CEO are 2.0X annual salary. Ownership guidelines for our CEO are 5.0X his annual salary.

•
No “single-trigger” on Cash Compensation. All of our post-employment cash compensation arrangements in the event of a change in control of Align are “double-trigger” arrangements that require both a change in control of Align plus a qualifying termination of employment before any cash payments are paid. In addition, the employment agreements entered into by our CEO and any other executive who join us after September 2016, including Mr. Morici and Ms. Pendergrass, provide that such executive will only receive accelerated vesting of their stock if such executive is terminated for convenience within 18 months of the change of control (double trigger).

•
Annual Compensation-Related Risk Assessment. Align’s executive compensation policies are structured to discourage inappropriate risk-taking by our executives. Our annual cash bonus incentive awards are capped at 240% of target for our executive officers in part to discourage excessive risk taking. The Compensation Risk Assessment located on page 14 of this proxy statement describes the Compensation Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on us.

•
No Hedging or Pledging Company Stock. Employees may not directly or indirectly engage in transactions intended to hedge or offset the market value of Align’s common stock owned by them. In addition, our Insider Trading Policy further prohibits employees from directly or indirectly pledging Align common stock as collateral for any obligation.

•
Carefully Manage Equity Burn Rates. We are committed to carefully managing the dilutive impact of equity compensation awards. Management and the Board regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation. Align’s overall equity-award-based gross burn rate for fiscal 2017 was 0.74% and Align's adjusted gross burn rate was 1.85%. Gross burn rate is defined as the number of equity awards granted in the year divided by shares outstanding. Adjusted gross burn rate includes a premium applied to full-value shares (e.g., RSUs and MSUs) of 2.5:1.

Executive Compensation Philosophy and Core Objectives

The objective of our executive compensation program is to encourage management to achieve our financial and strategic objectives and create value for our stockholders. We remain committed to our longstanding compensation philosophy which incorporates the following principles:

•	Offer competitive compensation. We seek to provide competitive compensation opportunities to attract, retain and incent superior talent.

•
Reward performance. A significant portion of total target compensation for our NEOs is tied to the achievement of financial objectives. We believe that this supports our pay-for-performance philosophy by directly and substantially linking rewards to the achievement of measurable financial targets and a shared set of critical strategic priorities. By also rewarding individual performance, we seek to recognize outstanding individual contributions.

•
Link the interests of our executives with those of our stockholders. A significant portion of total target compensation for our NEOs is tied to the achievement of financial and strategic objectives and is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals that are consistent with Align’s overall strategy.

How We Implement and Manage our Executive Compensation Programs
The table below specifies the responsible parties and their respective roles in the determination of our NEOs compensation:

Responsible Party	Roles and Responsibilities

Compensation Committee	Sets Align's overall compensation philosophy, which is reviewed and approved by the Board of Directors.
Reviews and approves our compensation programs; designs and monitors the execution of these programs.
Reviews and approves all cash based compensation arrangements for our executive officers (other than our CEO).
Reviews and recommends to our Board of Directors all cash based compensation arrangements for our CEO.

No member of the Compensation Committee is a former or current officer of Align or any of its subsidiaries. No executive officer of Align serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on Align's Board or Compensation Committee.

Consultant to the Compensation Committee (Compensia, Inc. an independent executive compensation consulting firm retained directly by the Compensation Committee to assist it in performing its responsibilities.)

Compensia attends meetings of the Compensation Committee and communicates outside of meetings with its members and management with respect to the design and assessment of compensation packages for our executive officers. In 2017, Compensia provided the services below on behalf of the Committee.

Analyzed whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive within the market relative to our peer companies.
Assisted in defining the appropriate peer group of comparable companies.
Assisted in the design of our compensation programs for executives and board members, including discussing evolving compensation trends.
Reviewed the effectiveness of our compensation programs.
Provided advice on stock ownership guidelines for executive officers and directors.
Compiled and provided market data to assist in setting our compensation philosophy, plan parameters and measures.
Conducted a comprehensive review of compensation paid to the Board and provided recommendations to the Committee and the Board regarding director pay structure.
Provided updates on NASDAQ listing standards, Say-on-Pay results, and regulatory developments.

In addition, the Compensation Committee conducted a formal review of Compensia’s independence and is satisfied with the qualifications, performance and independence of Compensia. Compensia performed no other work for Align.

Executive Officers (Assisted by Company Staff)
Management's role is to advise the Compensation Committee regarding the alignment and weighting of our performance measures under our annual cash incentive awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation program. Our CEO plays a significant role in setting the compensation for other NEOs. The CEO conducts performance reviews for the other NEOs, and makes recommendations to the Compensation Committee with respect to the other NEOs’ compensation. The Compensation Committee has the discretion to accept, reject, or modify the CEO's recommendations. The CEO leaves the meetings during discussions and deliberations of individual compensation actions affecting him personally. Ultimately all decisions regarding executive compensation are made by the Compensation Committee or in the case of CEO cash compensation, the full Board upon the recommendation of the Compensation Committee.

How We Determine Compensation
Competitive Positioning. Within the overall framework of the objectives and principles discussed above, the Compensation Committee exercises its judgment in making executive compensation decisions. The Compensation Committee takes into consideration the unique roles played by each executive officer and seeks to individually tailor their compensation to align their pay based on the factors below:

•	market comparison data (peer group data and survey data);

•	subjective elements, such as:

•	the scope of the executive’s role;

•	the executive’s:

•	experience;

•	qualifications;

•	skills; and

•	performance during the fiscal year (see discussion below on “Role of Individual Performance”);

•	internal equity; and

•	Align’s operational and financial performance.

After reviewing these various competitive positioning factors (none of which is determinative), the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation as appropriate to meet our objectives.

The Use of Market Comparison Data. In connection with the Compensation Committee’s continuing assessment of the competitiveness of Align’s executive pay levels and practices relative to its peers, the Compensation Committee considers data gathered from: (i) compensation data from a selected peer group of companies, and (ii) published surveys with data from a broader mix of technology and life science companies.

Peer Group

The Compensation Committee reviews Align’s peer group at least annually and makes adjustments to its compositions, taking into account changes in both Align’s business and the businesses of the companies in the peer group. For compensation decisions made in fiscal 2017, the Compensation Committee, with the assistance of Compensia, updated the comparative framework used in making compensation decisions for the NEOs to eliminate software-as-a-service (“SaaS”) companies from our peer group. The Compensation Committee believes that it is more appropriate to use a peer group that consists entirely of medical device and technology product companies, which are the industries from which we primarily recruit executive talent. The peer group was chosen based on the following selection criteria:

•	Industry-medical device companies and technology product companies, which are the industries from which we primarily recruit executive talent;

•
Market Capitalization-companies with a market capitalization of between approximately $2.0 billion and $24.4 billion based upon the companies’ trading ranges at the time of selection which approximates 0.3 to 4.0 times Align's market capitalization at that time; and

•
Revenue-companies with revenue of between approximately $295 million to $2.7 billion based upon the last four quarters of revenue at the time of selection which approximates 0.3 to 3.0 times Align's rolling four quarters of revenues at that time.

As a result of the decision to eliminate SaaS companies from the peer group, the following thirteen SaaS companies were removed: ANSYS, athenahealth, CommVault, Informatica, j2 Global, Medidata Solutions, MicroStrategy, NetSuite, Quality Systems, Rackspace Hosting, Service Now, Tableau Software and Veeva Systems.

The Compensation Committee also removed two of twelve medical device companies, Sirona Dental Systems and Thoratec, because they had been acquired. The Compensation Committee elected to retain the other ten medical device companies in the existing peer group and added eight new companies, each of which satisfied the primary selection criteria detailed above. At the time of the Compensation Committee's assessment in the third quarter of 2017, Align compared to the peer group as follows:

	Revenue ($MM)	Market Capitalization ($MM)	Market Capitalization as a Multiple of Revenue
Peer Group 50th Percentile	$913	$3,966	4.2X
Align	$886	$6,098	6.9X
Percentile Rank	45%	73%	69%
Based on this analysis, the Compensation Committee determined that the following peer group constituted an appropriate comparative reference for determining executive compensation in fiscal 2017:

ABIOMED*	Globus Medical*
Bio-Rad Laboratories	Haemonetics
Bio-Techne*	Illumina
Bruker	Insulet
Cepheid	Integra LifeSciences
Cooper Companies	Intuitive Surgical*
DexCom*	Myriad Genetics*
Edwards Lifesciences*	NuVasive
Fitbit*	Resmed
*    Indicates new additions to the peer group.

Survey Data

When peer data is not available, the Compensation Committee reviews various pay surveys, including the Radford Technology Survey. In addition, the Compensation Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.
Role of Competitive Data and Compensation Committee’s Discretion
The Compensation Committee uses the following percentiles of peer group and survey data as a reference point for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officers:

Element of Compensation	Target Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75thpercentile
Equity compensation	50th to 75thpercentile

While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data only as a reference point and incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation below or above these percentile ranges.

Role of Individual Performance. Although the Compensation Committee believes that the largest portion of each executive’s total target compensation should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual contributions. To evaluate individual performance, individual goals are set each year for the executive officers. These include shared financial and strategic objectives as well as objectives that are directly related to each executive officer’s specific business function. Except with respect to his own performance, this assessment is based on our CEO’s recommendation to the Compensation Committee on how well the executive performed his or her job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. There is no specific weight given to any one individual goal or objective. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

Role of Company Performance. The Compensation Committee believes that our executives should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive Compensation” is the primary factor in determining the amount of cash incentive payments.

The Use of Tally Sheets. The Compensation Committee uses tally sheets to understand the total annual compensation of the executive officers and to provide perspective on the executive’s wealth accumulation from our compensation programs. Compensation previously paid to the executive officers, including amounts realized under prior equity-based compensation awards, did not affect the Compensation Committee’s compensation decisions for 2017. The Compensation Committee believes that compensation should reflect the executive’s performance and the market value of his or her services and does not want to create a disincentive for exceptional performance.
The Principal Components of Compensation of our Executive Officers
The principal components of each executive officer’s target total compensation package at Align are:

•	base salary;

•	annual cash incentive awards; and

•	long-term equity-based incentive grants.

In determining the mix of compensation among these elements, the Compensation Committee does not assign specific ratios. The Compensation Committee, however, typically structures executive compensation so that a significant portion of the target total direct compensation is "at-risk" or performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. In 2017, approximately 60% and 42% of our CEO's and NEOs target total direct compensation, respectively, was structured as "at-risk" performance-based (which calculation excludes the special, one-time RSU grant awarded to Messrs. Morici and Hockridge and described below). By linking a significant portion of our executives' compensation to performance, the Compensation Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value. The Compensation Committee believes that the NEOs compensation should be tied more closely to Align’s performance and determined to set a greater percentage of all NEOs long-term equity compensation as performance-based. As a result, in reviewing the equity portfolio for our NEOs for 2018 focal awards, the Compensation Committee determined to increase the percentage of total compensation that is “at risk” for our NEOs by changing our equity portfolio mix from 50/50 MSUs and RSUs to 60% MSUs and 40% RSUs, thereby more closely aligning all of our NEOs compensation with the interests of our shareholders.

*Target Total Direct Compensation reflects annual base salary, annual cash incentive opportunity and estimated long-term incentive value at the time the Compensation Committee approved the 2017 focal equity awards. It does not include the special, one-time RSU grant awarded to Messrs. Morici and Hockridge. It also does not include the new hire award granted to Ms. Pendergrass as new hire awards are 100% time-based RSU grants.

Base Salary

Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon Align’s performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the total compensation opportunity for our executive officers. In January 2017, the Compensation Committee reviewed the base salaries of our NEOs, comparing these salaries to the base salary levels at the companies in our peer group, as well as considering the roles and responsibilities and potential performance of the NEOs and their positioning for other elements of their compensation. After this review, the Compensation Committee made the adjustments to base salary set forth in the table below.

Name	2016 Base Salary	2017 Base Salary	Percentage Increase over 2016
Joseph M. Hogan	$975,000	$1,000,000	2.6%
John F. Morici	$400,000	$428,000	7%
Stuart Hockridge	$355,000	$377,000	6.2%
Raphael S. Pascaud	$372,000	$386,000	3.8%
Lynn Pendergrass	N/A(1)	$450,000	N/A

(1) Ms. Pendergrass was hired in 2017.

Ms. Pendergrass’ base salary of $450,000 was based on a review of peer compensation, as well as pay packages for recently hired executive leads of major regions at other companies in which we compete for talent.

The increases for each of the other NEOs reflect the significant growth of Align and each NEOs achievement of their individual goals. In addition, Mr. Morici and Mr. Hockridge's salary increases were in part to recognize their significant leadership contributions since they both joined Align in 2016.

Annual Cash Incentive Compensation

Annual Cash Incentive Plan. Align uses a cash incentive compensation plan to reward our NEOs for achieving and surpassing pre-established financial goals. All of our NEOs participated in the executive bonus plan. In March 2017, the Compensation Committee conducted a review of our Annual Cash Incentive Award plan. Based on this review, the 2017 the Compensation Committee determined that the pool of funds available to pay out awards to our executive officers is based on the extent to which Align meets or exceeds predetermined goals under selected financial metrics. The Compensation Committee selected two financial metrics, weighted as identified below, for purposes of funding the overall pool:

•Revenue - 60%
•Operating Income - 40%
Considered in the aggregate for 2017, these metrics are strong indicators of our overall performance and our ability to create stockholder value. These measures were balanced among propelling growth while encouraging efficiency and are aligned with our business strategies. In determining actual bonuses to be awarded to each individual NEO, bonus amounts will be adjusted upward or downward based on an executive officer's overall performance and his or her contribution to the achievement of our performance goals.
Target Bonus Percentage. The target award opportunity is the amount of cash incentive compensation that our NEOs could expect to earn if Align’s financial and strategic performance goals for the year are achieved. Each executive officer is assigned a target award opportunity of 60% of his or her base salary, except for Mr. Hogan who is assigned a target award opportunity of 150% of his base salary. The incentive targets of the NEOs were set by the Compensation Committee based on the scope and significance of their roles as the leaders of Align, with the CEO receiving the highest target due to his greater responsibilities. In addition, in order to appropriately encourage and reward a range of acceptable performance and contributions, our awards are structured so that the actual payout under an executive officer’s award can be as low as 0% of target or up to a maximum award of 240% of target.

Individual Factor. The Individual Factor reflects each executive’s individual performance and is determined at the Compensation Committee’s discretion based on the recommendation of the CEO. There is no specific weight given to any one individual goal or performance criterion. The Compensation Committee considers each executive officer’s performance in light of that individual’s achievement of his or her individual goals. The assessment is based on our CEO and Compensation Committee’s determinations regarding how well the executive performed his or her job, and such assessment is qualitative, not quantitative, in nature. The CEO does not provide input to the Compensation Committee on his own performance. Individual performance that meets expectations yields a 100% multiplier.

Company Multiplier. The Company Multiplier is the same for all executive officers. The Company Multiplier is determined based on pre-established goals under selected financial targets. The Compensation Committee reviewed the structure of the executive bonus plan and selected two financial metrics that focused on (1) growth and (2) profitability for purposes of funding the overall pool. Management typically recommends the performance targets for bonus pool funding based on our Annual Operating Plan but the targets are ultimately approved by the Compensation Committee and reviewed by the Board of Directors. For 2017, the Compensation Committee approved 100% bonus pool funding based on a revenue growth rate of 21% compared to 2016 and operating income of $272.0 million or 21% of revenue.
The following table shows the performance metrics used in 2017 and our level of performance with respect to these metrics:

Measure/Weight/ Calculated	Why do we use this measure?	Target (in millions)	Achievement (in millions)(1)	Level of Achievement vs Target	Impact on Company Multiplier
Revenue (1) (2) (3)(60%)	Improvement in this measure aligns with our overall growth strategy	$1,275	$1,455	114%	178%

Operating income (1) (2) (3) (40%)	Directly links incentive payments to company profitability and provides incentives to our employees (including our executives) to share in our profitability. Because profitability encompasses both revenue and expense management, the Compensation Committee believes this measure encourages a balanced, holistic approach by our executives to manage our business. The Compensation Committee considers operating profit before taxes because our executives cannot predict or directly affect our taxes or our tax rate.	$272	$344	127%	91%
COMPANY MULTIPLIER:					240% (maximum amount)

(1)
During 2017, revenue and operating income achievement was adjusted downwards by $18.7 million and $9.4 million. This downward adjustment to our final bonus plan results was due to a 5% benefit in foreign exchange compared to the assumptions made in our annual operating plan. The Compensation Committee had previously approved adjustments (upwards or downwards) to our bonus plan results in the event the impact of foreign exchange was above 4 percentage points. No other adjustments were made to either the target or the level of achievement.

(2)	The target performance and the level of performance at which the funding for that particular financial performance measure will be capped as follows:

•
A rating of zero if achievement is below 90% of target. Company performance below target automatically reduces only the payout related to that goal, not the other goals, as we want executives to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;

•	A rating ranging from 90% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and

•
A rating of 101% and above if achievement exceeds the target performance level. Each individual financial metric is uncapped; however, once the Company Multiplier reaches 240% in the aggregate, the bonus pool is fully funded. Therefore, in the aggregate, the bonus pool for our executive officers will not exceed 240% funding.

(3)	The Compensation Committee has the discretion to exclude the following items from Revenue and Operating Income:

(a)	significant and/or extraordinary items that are not indicative of our core operating performance that are separately stated on our financial statements;

(b)	items identified as non-GAAP in Align’s quarterly earnings announcements; and

(c)	other discrete items as necessary that may result in unintended gain or loss under the bonus plan.
The Compensation Committee believes that the items listed in (a) through (c) above are not indicative of our core operating performance. The only adjustment made to our 2017 bonus plan results is described in note (1) above. In addition, the Committee believes that stock based compensation is something that can be actively managed by the Committee and the executive management team and therefore determined to no longer exclude it from the calculation of operating income in our bonus plan. Appendix A to this proxy statement includes a reconciliation of adjusted Non-GAAP Operating Income and Revenue achievement to the most comparable GAAP measures.

The Compensation Committee believes that the performance objectives established for the financial measures represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain which is in line with our pay-for-performance philosophy. Finally, the Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team.

In addition, the Board of Directors retains authority to pay additional discretionary bonuses outside the executive bonus plan if warranted by performance not measured under the plan. In 2017, the Compensation Committee did not authorize any such discretionary bonus payments outside of the executive bonus plan to our NEOs, except with respect to Ms. Pendergrass who received a one-time cash bonus payment of $400,000 in connection with commencing employment with Align.

Awards to the NEOs. The Compensation Committee awarded the cash incentive awards set forth below to the NEOs for 2017 performance. These awards are also set forth in the Summary Compensation Table on page 39 under the heading “Non-Equity Incentive Plan Compensation.” Consistent with our philosophy of linking pay to performance, each executive officer's total cash compensation increased in 2017, reflecting the Company Multiplier having increased from 202% in 2016 to 240% in 2017. In addition, the Compensation Committee (with input from our CEO, other than with respect to himself) also performed a full evaluation of the individual performance component for each NEO and determined that each NEO should receive an Individual Performance Multiplier of 100%, based on their respective contributions to Align in their respective roles.

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award	Company Multiplier	Individual Multiplier	Actual Incentive Award	Actual Award as % of Target
Joseph M. Hogan	150%	$1,500,000	240%	100%	$3,600,000	240%
John F. Morici	60%	$257,000	240%	100%	$616,300	240%
Stuart Hockridge	60%	$226,000	240%	100%	$542,900	240%
Raphael S. Pascaud	60%	$231,000	240%	100%	$555,500	240%
Lynn Pendergrass	60%	$227,000(1)	240%	100%	$545,000	240%

(1) The award for Ms. Pendergrass was prorated based on the number of months she was employed by Align in 2017.

Long-Term, Equity-Based Incentive Awards

We use equity compensation to align our named executive officers’ interests with those of our stockholders and to attract and retain high-caliber executives through recognition of anticipated future performance. We determine appropriate grant amounts, if any, by reviewing competitive market data, individual performance assessments and business objectives with the Compensation Committee at least annually.

Award Type	Rationale for 2017 Portfolio

Why RSUs?
We believe RSUs reward retention (even in the event of a decline in Align’s share price) and provide an incentive to grow the value of Align’s stock. In addition, RSUs enable our executives to accumulate stock ownership in Align.

Why MSUs?
We believe MSUs provide a vehicle that has more consistent value delivery compared to stock options which also aligns the long-term interests of our executive officers and stockholders by rewarding executives for Align’s performance measured in relation to other companies over a specified period. The actual number of shares of our common stock issuable under MSUs varies based on over-or under-performance of Align’s stock price compared to the NASDAQ Composite Index during the three-year performance period. If Align under-performs the NASDAQ Composite Index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of three to one (three-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite by approximately 33 percentage points. If Align outperforms the NASDAQ Composite Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of three to one (three-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. This means that if Align outperforms the NASDAQ Composite by 33 percentage points, the maximum number of shares that will vest is 200% of the award amount. For example, if the NASDAQ Composite index increased by 10% over the performance period and our stock price increased by 30% over the performance period, then the number of shares issuable under the MSUs would be 160% of target or (130%-110%)*3=160%.

Award Type	Vesting Detail

RSUs	Typically vests over four-year with 1/4 vesting annually

MSUs	Three-year performance period

Changes to Awards in 2017. In 2016, our Compensation Committee reviewed our MSU program design and concluded that the program design was generally aligned with market with the exception of the maximum payout at 150% and the 2:1 scaling for performance above and below the index. As a result, the Compensation Committee elected to increase the maximum payout under our MSU program from 150% to 200% and to increase scaling above and below target from 2:1 to 3:1. These changes were made to more closely align our MSU program with market but also to recognize and reward the tremendous stock price appreciation of Align stock over the past several years. As a result, MSU awards made in February 2017 included this higher maximum payout opportunity and increased scale of 3:1. For awards made in 2018, the Compensation Committee increased the maximum percentage that can be earned to 250%. As a result, Align will have to outperform the index by approximately 33% for awards made in 2017 and by approximately 42% for awards made in 2018 in order to achieve maximum payout.

Awards in 2017. Consistent with our ongoing efforts to align pay for performance, we continue to emphasize equity awards granted to our executive officers that are tied directly to performance measured in relation to other companies over a specified period. Typically, 50% (or 60% in the case of our CEO) of the value of the equity-based awards of our NEOs are designated as “performance-based.” In making these awards, the Compensation Committee again considered the market data, as well as the other competitive positioning factors described above. For awards made in 2018, in order to ensure that all of our executive officers compensation was more closely tied to Align’s performance, the Compensation Committee increased the percentage of equity-based awards granted to all of our executive officers (not just our CEO) designated as “performance-based” from 50% to 60%.

Under the employment agreement entered into with Ms. Pendergrass in connection with her appointment as Vice President, Americas, she was granted a sign-on award consisting of 16,650 RSUs. Due to Ms. Pendergrass leaving Align in March 2018, 25% of these RSUs vested in March 2018 and the remaining unvested RSUs were canceled without vesting.

Special One-Time Grants. In the third quarter of 2017, the Compensation Committee approved a special one-time RSU grant with a long term incentive value of approximately $1 million to each of Messrs. Morici and Hockridge in consideration of their exceptional service to our Company during 2017 and the desire to retain the executive talent necessary to drive toward the achievement of our global strategic initiatives. These grants vest 25% on each anniversary of the date of grant, for full vesting in four years.

The table below sets forth the equity awarded to the NEOs for fiscal 2017:

Name	RSUs	Target MSUs (1)
Joseph M. Hogan	25,000	38,000
John F. Morici
February 2017 focal grant	7,000	7,000
Special one-time award	6,292
Stuart Hockridge	10,799	6,000
February 2017 focal grant	6,000	6,000
Special one-time award	4,799
Raphael S. Pascaud	7,600	7,600
Lynn Pendergrass (2)	15,650	N/A

(1)
The number of MSUs set forth in this column represents the Target Shares; however, the actual number of MSUs to be earned, if any, is determined based on the formula set forth in the MSU Agreement up to a maximum of 200% of the amount of the Target Shares.

(2) Ms. Pendergrass did not receive a MSU grant in 2017. Her RSU grant was in connection with her initial appointment as Vice President, Americas as described previously.
Severance and Change of Control Arrangements
Employment Agreements. Each NEO is eligible to receive benefits under certain conditions in accordance with their respective employment agreement. Each such agreement provides for benefits to the executive officer upon:

•	a change of control; and

•	termination without cause or for convenience.

In adopting the change of control provisions in these agreements, the Compensation Committee’s primary objective was to ensure that our executives have sufficient security such that they are not biased against selling Align in the event a stockholder favorable merger and acquisition transaction is presented to Align. If Align were to pursue a change of control transaction beneficial to Align stockholders, the Committee believes that our executive officers’ active support of the transaction through closing would be critical in ensuring the success of such a transaction.

Ms. Pendergrass. In accordance with her employment agreement, Ms. Pendergrass received a payment of one year's salary plus 12-months of COBRA and did not receive any equity acceleration upon her departure from Align in March 2018.

Change of Control Only. Though the cash severance amounts payable to Mr. Hogan, Mr. Hockridge and Mr. Pascaud in connection with a change of control are subject to a “double trigger” (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the executive must be terminated without cause or for convenience within a specified period of time of such change of control), the Committee adopted a “single trigger” for these executive officers whereby the vesting of equity awards is accelerated by one year immediately upon a change of control.

With respect to Mr. Morici (as well as any other executive officer who joins Align after September 2016) the Committee eliminated all single trigger severance and equity acceleration provisions. Rather, severance payments and equity acceleration to Mr. Morici (as well as any officer who joins after September 2016), are subject to "double trigger" arrangements that require both a change in control plus a qualifying termination event before any cash payments are paid or any equity acceleration occurs.

Termination Following a Change of Control. In the event either Mr. Hogan, Mr. Hockridge or Mr. Pascaud are terminated without cause or for convenience within 12 months of a change in control (18 months in the case of Mr. Hogan) (“double trigger”), 100% of all remaining unvested equity awards are accelerated and a cash severance payment is made. Mr. Morici (as well as any officer who joins after September 2016) receives a cash severance payment and 100% of his unvested equity awards will accelerate in the event he is terminated without cause or for convenience within 18 months of the change of control (“double trigger” for both cash payment and equity acceleration).

Termination Unrelated to a Change of Control. For termination without cause or for convenience unrelated to a change of control, the vesting of equity awards held by Mr. Hockridge and Mr. Pascaud is immediately accelerated by one year and a cash severance payment will be made. Mr. Hogan and Mr. Morici (as well as any officer who joins after September 2016), receive only a cash severance payment (no equity acceleration) if terminated for without cause or for convenience unrelated to a change of control.

Death or Disability. In the event Mr. Hogan's employment terminates as a result of his death or disability, Mr. Hogan will immediately vest in 100% of all outstanding equity awards.

The cash severance benefits are intended to provide consideration for the employee’s service to Align and expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting executives given that executive roles tend to carry higher risks. The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events mentioned above occurred on December 31, 2017 are set forth in “Potential Payment Upon Termination or Change of Control” below.

Other Compensation Arrangements

Welfare and Other Employee Benefits. We maintain a tax-qualified Section 401(k) retirement plan and a company match for all employees, including our executive officers.

In addition, we provide health and welfare benefits to our executive officers on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death, basic life insurance coverage, and our employee stock purchase plan. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. Executive officers are reimbursed for travel by a non-employee companion (e.g., spouse) to customer events and certain other company events where it is appropriate and in the interest of Align for the executive to have a companion join him or her. Ms. Pendergrass was provided with relocation assistance consistent with our relocation guidelines for employees designated as vice-president level or above. See "Summary Compensation Table" below for more information concerning these perquisites. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the U.S. Internal Revenue Code, or Section 162(m), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated officers other than the CFO. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that equity awards granted pursuant to the Incentive Plan qualify as “performance-based,” other awards permitted by the terms of the Incentive Plan and certain other amounts paid under Align’s compensation programs (such as salary) may not qualify for exemption from Section 162(m)’s deduction limitation. The 2017 compensation for our NEOs was fully deductible under 162(m) as the elements of compensation that are included under Section 162(m) did not exceed $1 million for the “covered employees” described above. As a result of the enactment of the Tax Cuts and Jobs Act of 2017 (“tax reform”), the exemption from 162(m) deduction limit for performance-based compensation has been repealed for taxable years beginning 2018.  The Compensation Committee may consider the impact of the tax reform when designing our compensation programs in the future.

COMPENSATION COMMITTEE OF THE BOARD REPORT
The following is the report of the Compensation Committee of the Board with respect to the year ended December 31, 2017. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
George J. Morrow, Chair
Andrea L. Saia
Greg Santora

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED DECEMBER 31, 2017
The following Summary Compensation Table sets forth certain information regarding the compensation of (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three next most highly compensated executive officers during fiscal 2017. Information is provided for 2016 and 2015 for each NEO who was also a NEO during those years.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joseph Hogan, President & Chief Executive Officer	2017	998,077	—	7,118,945	3,600,000	27,025	11,744,047
	2016	973,077	—	5,067,180	2,930,000	22,004	8,992,261
	2015	548,077	1,500,000	14,330,100	960,000	44,822	17,382,999

John F. Morici, Chief Financial Officer and Senior Vice President, Global Finance	2017	425,846	—	2,742,889	616,320	39,904	3,824,959
	2016	49,231	150,000	1,786,311	67,700	32,381	2,085,623

Stuart Hockridge Senior Vice President, Global Human Resources	2017	375,308	—	2,419,664	542,880	13,502	3,351,354

Raphael S. Pascaud Chief Marketing Portfolio and Business Development Officer, and Senior Vice President iTero Scanner and Services	2017	386,000	—	1,688,378	555,500	18,081	2,647,959
	2016	372,000	—	1,586,040	427,400	—	2,385,440
	2015	369,000	—	1,362,720	311,300	2,298	2,045,318

Lynn Pendergrass Vice President and Managing Director, Americas Region	2017	372,115	400,000	1,772,050	545,000	128,459	3,217,624

(1)	Amounts reflect (i) a one-time signing bonus for Mr. Hogan, (ii) a one-time signing bonus for Mr. Morici and (iii) a one-time signing bonus for Ms. Pendergrass.

(2)
The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2017 included in Align’s Annual Report on Form 10-K filed with the SEC on February 28, 2018. This same method was used for years ended December 31, 2016 and 2015. There can be no assurance that the grant date fair value amounts will ever be realized.

(3)	Stock awards for Mr. Morici and Mr. Hockridge include a special one-time RSU award granted in 2017.
Total Compensation. Total compensation as reported in the Summary Compensation table increased for our NEOs primarily due to the over performance of our cash incentive bonus plan which paid out at 240% of target in 2017 compared to 202% of target in 2016. This above target payout reflects Align's strong financial performance in 2017 and the resulting bonus awards are consistent with our philosophy of linking pay to performance. In addition, in the third quarter of 2017, the Compensation Committee approved a special one-time grant of RSUs with a LTI value of approximately $1 million to each of Messrs. Morici and Hockridge in consideration of their exceptional service to our company during 2017 and the desire to retain the executive talent necessary to drive toward the achievement of our global strategic initiatives. As a result, the value of the stock awards granted to each of these executives is higher compared to the 2016.
For additional information regarding the amounts included in the Summary Compensation Table, see “—Compensation Discussion and Analysis” above.
Stock Awards. Stock awards include time-based RSUs that typically vest over a four-year vesting period, as well as MSUs which are earned based on a comparison of Align’s stock price performance to the NASDAQ Composite index over a three-year performance period.
Non-Equity Incentive Plan Compensation. The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under “Compensation Discussion and Analysis –Annual Cash Incentive (Bonus) Compensation” above.

All Other Compensation. The amounts shown in this column and detailed in the table below represent the aggregate dollar amount for each NEO for Align's 401(k) and Health Spending Account matching programs, life insurance and accidental death and dismemberment premiums as well as employee discount programs for our products which are available to all employees, including our NEOs. The amounts also include eligible relocation expenses and airfare for travel companion to certain company events.

Name	Dollar Value of Life Insurance Premiums	Matching contributions under Align’s 401(k) Plan	Matching contributions under Align's Health Spending Account	Airfare for travel companion	Employee Discount Program	Relocation
Mr. Hogan	$2,280	$8,100	$—	$16,645	$—	$—
Mr. Morici	$1,562	$8,100	$—	$—	$—	$30,242
Mr. Hockridge	$1,426	$8,100	$2,000	$—	$1,976	$—
Mr. Pascaud	$1,987	$16,094	$—	$—	$—	$—
Ms. Pendergrass	$1,326	$8,100	$—	$—	$—	$119,033

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2017
The following table shows all plan-based awards granted to the NEOs during 2017 including:

•	cash amounts that could have been received in 2017 by our NEOs under the terms of our performance-based cash incentive plan (CIP); and

•	time-vested RSUs and performance-based MSUs awards granted by the Compensation Committee to our NEOs in 2017 reflected on an individual grant basis.
2017 Grants of Plan-Based Awards

	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Non-equity Incentive	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair value of Options and Awards ($)
Name				Target ($)	Maximum ($)	Target (#)	Maximum (#)
Joseph M. Hogan	CIP			1,500,000	3,600,000
	RSU	2/20/2017	2/1/2017					25,000	2,544,125
	MSU	2/20/2017	2/1/2017			38,000	76,000		4,574,820
John F. Morici	CIP			256,800	616,320
	RSU	2/20/2017	2/1/2017					7,000	712,355
	RSU	9/20/2017	9/13/2017					6,292	1,187,804
	MSU	2/20/2017	2/1/2017			7,000	14,000		842,730
Stuart Hockridge	CIP			226,200	542,880
	RSU	2/20/2017	2/1/2017					6,000	610,590
	RSU	12/27/2017	12/22/2017					4,799	1,086,734
	MSU	2/20/2017	2/1/2017			6,000	12,000		722,340
Raphael S. Pascaud	CIP			231,600	555,840
	RSU	2/20/2017	2/1/2017					7,600	773,414
	MSU	2/20/2017	2/1/2017			7,600	15,200		914,964
Lynn Pendergrass	CIP			270,000	648,000
	RSU	3/20/2017	1/25/2017					15,650	1,772,050

Approval Date. For each NEO equity grant, except for Ms. Pendergrass, the Compensation Committee met on February 1, 2017 to finalize the grant of annual equity awards. Upon approval of the RSU and MSU awards for each NEO, the Compensation Committee determined that the actual date of grant would be February 20, 2017. This grant date was chosen in order to allow sufficient time for the CEO to notify each NEO and other members of the management team of the grant. In connection with Ms. Pendergrass joining Align, the Compensation Committee approved her new hire grant on January 25, 2017. In addition, the Compensation

Committee approved a special one-time grant of RSUs to Mr. Morici on September 13, 2017 and to Mr. Hockridge on December 22, 2017. These RSU grants were made in consideration of their exceptional service to Align during 2017 and the desire to retain the executive talent necessary to drive toward the achievement of our global strategic initiatives.
Estimated Future Payouts under Non-Equity Incentive Plan Awards. The amounts shown under this column represent the possible dollar payouts the NEOs could have earned for 2017 at target. For 2017, the target cash incentive award for each NEO (other than the CEO) was 60% of his base salary. For our CEO, the target cash incentive award was 150% of his base salary. Ms. Pendergrass' target amount was pro-rated based on the number of months she was employed by Align in 2017.
For a description of the performance objectives applicable to the receipt of these payments, see “Compensation Discussion and Analysis –Annual Cash Incentive Awards.” The actual amount paid to each NEO for 2017 performance is set forth in the Summary Compensation Table above in the column “Non-Equity Incentive Plan Compensation.”

•
Threshold. There is no threshold performance level. Rather, Align's financial performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want executives to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.

•	Target. The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of his or her target.

•	Maximum. The maximum amount any executive officer can receive is capped at 240% of their target award opportunity.
Estimated Future Payouts under Equity Incentive Plan Awards. The amounts shown under this column represent potential share payouts with respect to MSUs. Each MSU vests over a three-year performance period, with 100% vesting as of February 2020. The actual number of MSUs eligible to vest, will be determined based on a comparison of Align’s stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 150% of the number of target shares. If Align under-performs the NASDAQ Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of three to one (three-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite index by approximately 33%. If Align outperforms the NASDAQ Composite index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of three to one (three-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. This means that if Align outperforms the NASDAQ Composite index by approximately 33%, the maximum number of shares that will vest is 200% of the award amount.
Stock Awards. Stock awards represent grants of RSUs under our 2005 Incentive Plan. Since RSUs are taxable to each NEO when they vest, the number of shares we issue to each named executive officer will be net of applicable withholding taxes which will be paid by Align on behalf of each NEO. The RSUs will result in payment to the NEO only if the vesting criteria are met and the NEO then sells the stock that has vested. Each RSU granted to our NEOs vests over a four-year period, with 25% of the shares subject to the RSU vesting each anniversary of the date of grant, with full vesting in four years.
Grant Date Fair Value. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and MSUs. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2017 included in Align’s Annual Report on Form 10-K filed with the SEC on February 28, 2018. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance conditions. Amounts for MSUs represent the estimate of the aggregate compensation cost to be recognized over the three-year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual number of shares that are paid out will depend on Align’s stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 200% of the number of target shares.

Timing of Equity Grants. The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

•
Align does not plan to time, nor has it timed, the release of material non-public information for the purpose of affecting the exercise price of its stock options should we decide to grant stock options again in the future;

•
consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new executive officers) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2018 grants will cover new hires starting between March 16, 2018 and April 15, 2018; and

•
annual incentive grants are made on or about the same day for all employees (including executive officers); in each of 2017, 2016 and 2015 such date was February 20. The Compensation Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide Align managers with adequate time to inform each employee individually of their grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR END
The following table sets forth information regarding outstanding equity awards as of December 31, 2017 for each NEO. All vesting is contingent upon continued employment with Align. Market values and payout values in this table are calculated based on the closing market price of our common stock as reported on NASDAQ on December 29, 2017, of $222.19 per share, which was the last trading day of the year.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	F o o t n o t e	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Hogan	27,750	(1)	6,165,773
	22,500	(3)	4,999,275
	25,000	(4)	5,554,750
				111,000	(2)	24,663,090
				46,000	(5)	10,220,740
				38,000	(6)	8,443,220

John F. Morici	14,126	(7)	3,138,656
	7,000	(4)	1,555,330
	6,292	(8)	1,398,019
				7,000	(6)	1,555,330

Stuart Hockridge	16,166	(9)	3,591,924
	6,000	(4)	1,333,140
	4,799	(10)	1,066,290
				6,000	(6)	1,333,140

Raphael S. Pascaud	5,797	(12)	1,288,035
	2,450	(13)	544,366
	6,000	(14)	1,333,140
	9,000	(3)	1,999,710
	7,600	(4)	1,688,644
				12,000	(15)	2,666,280
				12,000	(5)	2,666,280
				7,600	(6)	1,688,644

Lynn Pendergrass	15,650	(11)	3,477,274

(1)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018.

(2)	MSUs vest 100% on June 1, 2018.

(3)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2017, February 20, 2018, February 20, 2019 and February 20, 2020.

(4)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2018, February 20, 2019, February 20, 2020, and February 20, 2021.

(5)	MSUs vest 100% on February 20, 2019.

(6)	MSUs vest 100% on February 20, 2020.

(7)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third and fourth year anniversary of the date of grant for vesting on November 20, 2017, November 20, 2018, November 20, 2019, and November 20, 2020.

(8)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on September 20, 2018, September 20, 2019, September 20, 2020, and September 20, 2021.

(9)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third and fourth year anniversary of the date of grant for vesting on June 20, 2017, June 20, 2018, June 20, 2019 and June 20, 2020.

(10)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on December 27, 2018, December 27, 2019, December 27, 2020, and December 27, 2021.

(11)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year, and fourth year anniversary of the date of grant for vesting on March 20, 2018, March 20, 2019, March 20, 2020 and March 20, 2021.

(12)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year, and fourth year anniversary of the date of grant for vesting on January 20, 2015, January 20, 2016, January 20, 2017 and January 20, 2018.

(13)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year, and fourth year anniversary of the date of grant for vesting on February 20, 2015, February 20, 2016, February 20, 2017 and February 20, 2018.

(14)
RSUs vest at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year, and fourth year anniversary of the date of grant for vesting on February 20, 2016, February 20, 2017, February 20, 2018 and February 20, 2019.

(15)	MSUs vest at a rate of 100% on February 20, 2018.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2017
The following table provides information concerning exercise of stock options and vesting of Stock Awards for each NEO during the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value of Realized Upon Exercise(1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Joseph M. Hogan	—	$—	35,250	$6,929,010
John F. Morici	—	$—	4,709	$1,203,197
Stuart Hockridge	—	$—	5,389	$792,129
Raphael S. Pascaud	5,400	$1,209,115	26,722	$2,853,199
Lynn Pendergrass	—	$—	—	$—

(1)
The value realized on exercise equals the difference between (a) either (i) the actual sales price of our common stock underlying the options exercised if the shares were immediately sold or (ii) the closing price per share of our common stock as reported on the NASDAQ Global Market on the date of exercise if the shares were held and (b) the applicable exercise price of such stock options.

(2)
For each NEO, such number of shares represents the gross number of shares acquired by the NEO on the vesting date; however, because RSUs and MSUs are taxable to the individuals when they vest, the number of shares we issue to each of our NEOs is net of applicable withholding taxes which are paid by us on their behalf.

(3)
The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (2).

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL
Each of the tables in this section describes the potential payments upon termination or a change of control for our NEOs. All amounts are estimated based on an assumed triggering date of December 31, 2017 and the closing sale price of our common stock on the NASDAQ Global Market on December 29, 2017 of $222.19, which was the last trading day of the year.
Mr. Hogan
Mr. Hogan serves as our President and Chief Executive Officer pursuant to an employment agreement entered into on April 17, 2015. The employment agreement provides that Mr. Hogan is entitled to an annual target bonus of 150% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only	Death or Disability
Joseph M. Hogan	Severance Payment	$6,430,000	$6,430,000	$—	$—
	Equity
	RSUs	$—	$16,719,798	$8,804,279	$16,719,798
	MSUs	$—	$69,212,185	$46,319,310	$69,212,185
	Health and Welfare Benefits	$1,428	$1,428	$—	$—
	Total	$6,431,428	$92,363,411	$55,123,589	$85,931,983
Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. In the event Mr. Hogan is terminated other than for cause, death or disability or he resigns for good reason, Mr. Hogan is entitled to a payment (payable in a lump sum) equal to:

(1)	twice his then current annual base salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.
Mr. Hogan's employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.
Change of Control Only. In the event of a change of control, Mr. Hogan will immediately vest in an additional number of shares under all outstanding RSU awards as if he had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•
the performance period shall be deemed to end upon the closing of the change of control in order to determine Align’s stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) (the “Performance Multiplier”); and

•	Align’s stock price performance will be based on the per share value of Align’s common stock paid to its stockholders in connection with the change of control.
On the date of the change of control, Mr. Hogan will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 18 months from the change of control date. If within 18 months of a change of control either Mr. Hogan’s employment is terminated other than for cause, death or disability or Mr. Hogan resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:

(1)	twice his then current annual salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.

Mr. Hogan’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.

Death or Disability. In the event Mr. Hogan's employment terminates as a result of his death or disability, Mr. Hogan will immediately vest in 100% of all outstanding equity awards. On the date of the employment termination due to death or disability, the performance period shall be considered closed, and the date of the termination shall be used in order to determine Align's stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index.

Conditions to Payment. Prior to receiving any payments upon termination of employment, Mr. Hogan must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Mr. Hogan has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Mr. Morici and Ms. Pendergrass

Mr. Morici serves as our Chief Financial Officer pursuant to an employment agreement entered into on November 7, 2016. In determining the terms of this agreement, the Compensation Committee determined that Mr. Morici and any executive officer joining after September 2016 (including Ms. Pendergrass) would have a similar form of employment agreement with severance and change of control provisions described in the table below. Specifically, these updated forms of employment agreement provide only for one year's base salary upon termination by Align for convenience unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. In addition, in the event of a change of control, the Compensation Committee has determined that all cash severance and equity acceleration is subject to double trigger as described below.
The following table describes the potential payments upon termination or a change of control for Mr. Morici and Ms. Pendergrass:

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
John F. Morici	Severance Payment	$428,000	$941,600	N/A
	Equity
	RSUs	$—	$6,092,005	N/A
	MSUs	$—	$3,110,660
	Health and Welfare Benefits	$—	$27,485	N/A
	Total	$428,000	$10,171,750
Lynn Pendergrass	Severance Payment(1)	$450,000	$990,000	N/A
	Equity
	RSUs	$—	$2,607,955	N/A
	Health and Welfare Benefits	$—	$16,084	N/A
	Total	$450,000	$3,614,039
(1) Ms. Pendergrass left Align in March 2018 and was paid $450,000 in severance in accordance with the terms of her employment agreement and in accordance with the provisions described in the table above.
Termination Unrelated to a Change of Control. A termination for convenience unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. Upon such occurrence, Mr. Morici's and Ms. Pendergrass'

employment agreement provides that if his or her employment is terminated without cause or if the executive resigns for good reason, he or she will receive one year's base salary.
A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 18 months from the change of control date. If, within 18 months of a change of control either Mr. Morici's or Ms. Pendergrass' employment is terminated without cause or he or she resigns for good reason then he or she would:
(1) immediately vest in all outstanding equity awards;
(2) such executive is also entitled to receive a lump sum payment equal to:

(i)	the then current annual base salary;

(ii)	the then current year’s target bonus, prorated for the number of days such executive has been employed during the year; and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.
The employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, the executive officer must execute a general release of all known and unknown claims that such officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each of Mr. Morici and Ms. Pendergrass have agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.
Messrs. Hockridge and Pascaud
The employment agreement entered into by each of Mr. Hockridge and Mr. Pascaud contain substantially the same terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Align to provide compensation to these officers in the event of termination of employment or a change of control of Align. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms “cause”, “good reason” and “change of control” is described more fully at the end of this section under the heading “Employment Agreement Definitions”.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Stuart Hockridge	Severance Payment	$829,400	$829,400	$—
	Equity
	RSUs	$1,797,184	$5,991,353	$1,797,184
	MSUs	$767,012	$2,666,280	$767,012
	Health and Welfare Benefits	$16,846	$16,846	$16,846
	Total	$3,410,442	$9,503,879	$2,581,042

Raphael S. Pascaud	Severance Payment	$1,045,000	$1,045,000	$—
	Equity
	RSUs	$3,587,702	$6,853,895	$3,587,702
	MSUs	$7,279,310	$11,376,128	$7,279,310
	Total	$11,912,012	$19,275,023	$10,867,012

Termination Unrelated to a Change of Control. A termination for convenience unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Upon such occurrence, these employment agreements provide that in the event either Messrs. Hockridge or Pascaud's employment is terminated without cause or if the executive resigns for good reason, such executive will:
(1) immediately vest in an additional number of shares under all outstanding option and RSU awards as if the executive had performed 12 additional months of service;
(2) in the case of MSUs, the performance period shall be deemed to end upon the NEO’s employment termination date for the purpose of determining the percentage amount that Align has over or underperformed the NASDAQ Composite index (the “Performance Multiplier”). The Performance Multiplier is calculated as follows:

(i)
if Align under-performs the NASDAQ Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100% at a rate of two to one (for 2015 or 2016 grants) or at a rate of three to one (for grants made in 2017); and

(ii)
if Align outperforms the index, the percentage at which the MSUs convert to shares will be increased from 100% at a rate of two to one (for 2015 or 2016 grants) or at a rate of three to one (for grants made in 2017).

The executive will then vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the termination of employment and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier. With respect to the MSU awards, from the beginning of the performance period in each of February 2015, 2016 and 2017 until the assumed December 31, 2017 termination date, Align had outperformed the NASDAQ Composite Index by more than 25% (more than 33% for the February 2017 grant) which resulted in a Performance Multiplier of at maximum of 150% (for 2016 and 2015 grants) and 200% (for the 2017 grant) in the calculations set forth in the above table.
(3)such executive is also entitled to receive a lump sum payment equal to:

(i)	the then current annual base salary;

(ii)	the then current year’s target bonus, prorated for the number of days such executive has been employed during the year; and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay the such NEO's monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.
Change of Control Only. Each employment agreement with Messrs. Hockridge and Pascaud provides that in the event of a change of control the executive will immediately vest in an additional number of shares under all outstanding stock option and RSU awards as if he or she had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•
the performance period shall be deemed to end upon the closing of the change of control in order to determine Align’s stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) at a rate of two to one (for 2015 or 2016 grants) or at a rate of three to one (for grants made in 2017)(the “Performance Multiplier”); and

•	Align’s stock price performance will be based on the per share value of the Company’s common stock paid to its stockholders in connection with the change of control.
On the date of the change of control, the executive will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. Each employment agreement with Messrs. Hockridge and Pascaud provides that, if, within 12 months of a change of control either the executive’s employment is terminated without cause or the executive resigns for good reason then the executive will:
(1)immediately vest in all outstanding equity awards; and
(2)be entitled to a payment (payable in a lump sum) equal to:

(i)	executive’s then current annual base salary;

(ii)	executive’s then current year’s target bonus prorated for the number of days employed during the year, and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay the NEOs monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, the executive officer must execute a general release of all known and unknown claims that such officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each executive has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.
Employment Agreement Definitions
Definition of Cause. In each employment agreement described above, cause means any of the following:

•	unauthorized use or disclosure of the confidential information or trade secrets of Align;

•	any breach of the employment agreement or the Employee Proprietary Information and Inventions Agreement between the executive and Align;

•	conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•
misappropriation of the assets of Align or any act of fraud or embezzlement by the executive, or any act of dishonesty by the executive in connection with the performance of his or her duties for Align that adversely affects its business or affairs;

•	intentional misconduct; or

•	the executive’s failure to satisfactorily perform his or her duties after the executive received written notice of such failure and was provided at least thirty (30) days to cure such failure.
Definition of Good Reason. In each employment agreement described above, good reason means the executive’s resignation within ninety (90) days of the occurrence of any one or more of the following events:

•	the executive’s position, authority or responsibilities being significantly reduced;

•
the executive being asked to relocate his principal place of employment such that the commuting distance from his or her residence prior to the change of control is increased by over thirty-five (35) miles;

•	the executive’s annual base salary or bonus being reduced; or

•	the executive’s benefits being materially reduced.
Definition of Change of Control. In each employment agreement described above, change of control means any of the following:

•	a sale of all or substantially all of Align’s assets;

•	the acquisition of more than 50% of the common stock of Align by any person or group of persons;

•
a reorganization of Align wherein the holders of common stock of Align receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of the common stock of Align as a result of such merger, or any other transaction in which Align (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

•
in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding common stock.

Other Termination of Employment and Change of Control Arrangements
In addition to the termination of employment and change of control arrangements described above, the Compensation Committee of the Board has the authority as Plan Administrator of the 2005 Incentive Plan (as amended) to accelerate the vesting of outstanding equity immediately upon an acquisition or change in ownership or majority of the Board.

Other Compensation Matters -- CEO Pay Ratio

Align’s compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization. Compensation rates are benchmarked and set to be market-competitive in the country in which the jobs are performed. We identified the median employee using our employee population on December 31, 2017. As of that date, we had 8,736 employees, of which 1,057 were employed inside the United States, 5,923 (over 65% of our global workforce) were employed in one of our manufacturing and technician operations in Mexico or Costa Rica and the remaining 1,756 employees were employed in 29 other countries.

In identifying the median employee, we excluded 426 workers (approximately 4.9 percent of our workforce) from the following countries: Australia, 51; Austria, 3; Baltics (Lithuania and Latvia), 1; Belgium, 3, Brazil, 68, Croatia, 1, Czechoslovakia, 7, Hong Kong, 29; India, 27; Italy, 37; Japan, 73;Korea, 17; New Zealand, 2,;Poland, 8; Portugal, 1; Slovakia, 1; Spain, 54; Switzerland, 3; Taiwan, 22; and United Arab Emirates, 18. After taking into account the de minimis exemption, 1,057 employees in the United States and 7,253 employees located outside of the United States were considered for identifying the median employee.

We considered actual annual base pay, actual bonus payout, and equity income, for the purposes of determining the median employee. We annualized the salaries for those employees that were hired in 2017. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Using this methodology, we determined that our median employee was a technician working in Costa Rica. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2017 Summary Compensation Table with respect to each of the NEOs.

Our median employee compensation as calculated using Summary Compensation Table requirements was $12,764, which is competitive pay for a technician position in Costa Rica. Our CEO’s compensation as reported in the Summary Compensation Table was $11,744,047. Therefore, our CEO to median employee pay ratio is 920:1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions.

PRINCIPAL STOCKHOLDERS
Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 21, 2018 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the summary compensation table on page 39 of this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares Beneficially Owned” represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable, RSUs and MSUs that will vest on or before May 20, 2018. The number of shares subject to options that each beneficial owner has the right to acquire and RSUs that will vest on or before May 20, 2018 is listed separately under the column “Number of Shares Underlying Options Exercisable and RSUs/MSUs vesting on or before May 20, 2018.” These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 80,143,979 shares of our common stock outstanding as of March 21, 2018. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 2820 Orchard Parkway, San Jose, California 95134. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 20, 2018 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
The Vanguard Group (2)	7,616,631	—	7,616,631	9.5%
Gordon Gund, family members and affiliated entities (3)	6,228,087	—	6,228,087	7.8%
BlackRock, Inc. (4)	5,153,023	—	5,153,023	6.4%
Joseph M. Hogan (5)	51,711	—	51,711	*
John F. Morici	2,919	—	2,919	*
Stuart Hockridge	4,856	—	4,856	*
Raphael S. Pascaud	35,587	—	35,587	*
Rebecca L Pendergrass	—	3,913	3,913	*
Kevin J. Dallas	—	—	—	*
Joseph Lacob	296,264	13,115	309,379	*
C. Raymond Larkin, Jr.	82,922	19,344	102,266	*
George J. Morrow	51,400	3,115	54,515	*
Thomas M. Prescott	239,324	3,115	242,439	*
Andrea L. Saia	18,133	3,115	21,248	*
Greg J. Santora	19,000	3,115	22,115	*
Susan E. Siegel	814	3,115	3,929	*
Warren S. Thaler (7)	135,984	3,115	139,099	*
All current executive officers and directors as a group (22 persons)	1,088,367	55,062	1,143,429	1.4%

*	Less than 1%

(1)
Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before May 20, 2018. This column includes the full amount of restricted stock units that will vest on or before May 20, 2018, although each executive officer will actually receive the number of shares that have vested net of the number of shares necessary to cover any applicable withholding taxes which Align will pay on their behalf.

(2)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on February 12, 2018, indicating beneficial ownership as of December 31, 2017. Includes shares held by direct and indirect subsidiaries. The mailing address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on February 8, 2018, indicating beneficial ownership as of December 31, 2017. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 3599, Battlecreek, Michigan 49016-3599.

(4)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, on February 8, 2018, indicating beneficial ownership as of December 31, 2017. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)	Includes 1,500 shares held by a member of the household.

(6)	Includes 47,400 shares held by Mr. Thaler and 88,584 shares held by The Thaler Family Trust, for the benefit of family members, as to which Mr. Thaler disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2017, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except for one Form 4 filed late by Raphael Pascaud to report sales of shares owned by him.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, approval or ratification of transactions with related persons
Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. The Code provides in writing, that Align discourages its employees from conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a “Related Party”). If, however, such a Related Party transaction is unavoidable, the Code provides that all employees (other than the directors and officers of Align) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Financial Officer must approve in advance the Related Party transaction. If, however:

•	you are a director or officer of Align and you desire to enter into a transaction with a Related Party (as defined above); or

•
you are an employee (other than a director or officer) and you desire to enter into a transaction with a Related Party that the Chief Financial Officer (in consultation with legal counsel) has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board and such interest must be approved by the Audit Committee.
In 2017, the Audit Committee approved a related party transaction with Thomas M. Prescott, a member of our board of directors. Mr. Prescott is a season ticket holder for the Golden State Warriors, a professional basketball team, and the San Jose Sharks, a professional hockey team. In 2017, Align purchased tickets for some of the Warriors’ and Sharks’ games from Mr. Prescott for use in connection with Align's business. Align purchased the tickets at the original price paid by Mr. Prescott for the tickets. The aggregate purchase price paid by Align for the tickets was $153,380.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend or, if the Board has not provided a recommendation, in accordance with their own judgment.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF
ALIGN TECHNOLOGY, INC.

April 5, 2018

APPENDIX A

Reconciliation of 2017 Revenue and Operating Income used for Company Multiplier on page 33 of the Proxy Statement
(in thousands)

Revenue	$1,473,413
Foreign Exchange	(18,700)
Adjusted Revenue for Company Multiplier	$1,454,713

Operating Income	$353,611
Foreign Exchange	(9,400)
Adjusted Operating Income for Company Multiplier	$344,211

ALIGN TECHNOLOGY, INC.

The undersigned stockholders of Align Technology, Inc. hereby acknowledge receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2018 Annual Meeting of Stockholders and hereby appoint Joseph M. Hogan and Roger E. George or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned to represent the undersigned at the 2018 Annual Meeting of Stockholders of Align Technology, Inc. to be held on Wednesday, May 16, 2018 at 10:00 am Pacific Daylight Time at Align's corporate headquarters located at 2820 Orchard Parkway, San Jose, California 95134 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present.

This proxy, when properly executed, will be voted in the manner directed. If no such directions are specified, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 16, 2018. The Proxy Statement and our 2017 10K Report are available at: http://www.viewproxy.com/aligntech/2018

A. Proposals – The Board of Directors recommends you vote FOR all nominees listed in Proposal 1 and FOR proposals 2 and 3.

1. Election of Directors.

Nominee	FOR	AGAINST	ABSTAIN
01 Kevin J. Dallas	☐	☐	☐
02 Joseph M. Hogan	☐	☐	☐
03 Joseph Lacob	☐	☐	☐
04 C. Raymond Larkin, Jr.	☐	☐	☐
05 George J. Morrow	☐	☐	☐
06 Thomas M. Prescott	☐	☐	☐
07 Andrea L. Saia	☐	☐	☐
08 Greg J. Santora	☐	☐	☐
09 Susan E. Siegel	☐	☐	☐
10 Warren S. Thaler	☐	☐	☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

B. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Date ______________________

Signature ______________________

Signature ______________________
(Joint Owners)

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/ALGN

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.